Exhibit 10.8

OFFICE LEASE AGREEMENT

BETWEEN

LANDLORD:	ROSELLE-DUNHILL LLC, A CALIFORNIA LIMITED LIABILITY COMPANY

AND

TENANT:	ROIM, INC., A DELAWARE CORPORATION

DATED:	October 8, 2010

TABLE OF CONTENTS

LEASE AGREEMENT

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	32.	Tenant’s Estoppel	22

G.	Default/Remedies/Surrender/Holding Over		23
	33.	Notices	23
	34.	Abandonment of Premises	23
	35.	Default	23
	36.	Landlord’s Remedies	24
	37.	Service of Notice	25
	38.	Advertising	26
	39.	Surrender of Premises	26
	40.	Cleaning Premises	26
	41.	Removal of Fixtures	26
	42.	Holding Over	26
	43.	Attorneys’ Fees	27
	44.	Mortgagee’s Rights	27

H.	Landlord Entry/Relocation/Assignment and Subletting		28
	45.	Entering Premises	28
	46.	Relocation	28
	47.	Access to Premises	29
	48.	Assignment and Subletting	29

I.	Sale of Building; Limitation of Liability		30
	49.	Sale	30
	50.	Limitation of Liability	30

J.	Brokers/Construction/Authority		30
	51.	Broker Disclosure	30
	52.	Definitions	30
	53.	Construction of this Agreement	30
	54.	No Estate In Land	30
	55.	Paragraph Titles; Severability	31
	56.	Cumulative Rights	31
	57.	Waiver of Jury Trial	31
	58.	Entire Agreement	31
	59.	Submission of Agreement	31
	60.	Authority	31
	61.	Guaranty	31

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LIST OF EXHIBITS

“A”	Legal Description
“A-1”	Plan of Premises
“B”	Description of Landlord Work
“B-1”	Scope of Work
“B-2”	Approved Space Plan
“C”	Substantial Completion/Acceptance Letter
“D”	Rules and Regulations

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BASIC LEASE PROVISIONS

The following sets forth some of the Basic Provisions of the Lease. In the event of any conflict between the terms of these Basic Lease Provisions and the referenced Sections of the Lease, the referenced Sections of the Lease shall control. In addition to the following Basic Lease Provisions, all of the other terms and conditions and sections of the Office Lease Agreement hereinafter set forth are hereby incorporated as an integral part of this Summary.

1.	Building (Sec Section 1):	3560 Dunhill Street
San Diego, CA 92121

2.	Premises (See Section 1):

	Suite:	120
	Floor:	Single story
	Rentable Square Feet:	3,600

3.	Term (See Section 2):	Thirty-nine (39) full calendar months
	Target Commencement Date:	November 15, 2010, subject to Section 3
	Target Expiration Date:	February 15, 2014, subject to Section 3

4.	Base Rent (See Section 5):

Lease Year	Monthly Rate Per Rentable Square Foot of Premises	Monthly Installment

Month 1 and Month 5 through Month 12	$1.85	$6,660
Month 13 through Month 24	$1.91	$6,876
Month 25 through Month 36	$1.96	$7,056
Month 37 through Expiration Date	$2.02	$7,272

[Note: First month’s Rent is payable upon Lease execution by Tenant.]

5.	Rent Payment Address (See Section 5)

	Roselle-Dunhill LLC (care of Cruzan Monroe Investments LLC) 221 15th Street Del Mar, CA 92014

6.	Base Year (See Section 7)

	Tax Base Year:	2011
	Operating Expense Base Year:	2011

7.	Tenant’s Share (See Section 7):	25.52%

8.	Security Deposit (See Section 11):	$7,272, or last month’s Base Rent

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9.	Parking Spaces (See Section 19):	Ten (10) spaces (See Section 19)

10.	Maximum Landlord Work Amount (See Section 21):	N/A

11.	Tenant’s Liability Insurance (See Section 29):	$2,000,000 per occurrence

12.	Landlord’s Broker (See Section 50):	N/A

	Tenant’s Broker (See Section 50):	N/A

13.	Notice Address (See Section 33)

	Landlord	Tenant

Roselle-Dunhill LLC c/o Cruzan Monroe Investments LLC 221 15th Street Del Mar, CA 92014 E-Mail: ann@cruzanmonroe.com Fax No.: (858) 350-4030 Phone No.: (858) 350-1822

ROIM, Inc.

11010 Roselle Street, Suite 120

San Diego, CA 92121

E-Mail: dane@roimediadirect.com

Fax No.: (858) 412-1408

Phone No.: (858) 412-1400

[From and after the Commencement

Date, Tenant’s notice address shall be the address of the Premises.]

14.	Guarantor (See Section 60):	N/A

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IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument as of the date set forth on the first page hereof.

LANDLORD:		TENANT:

ROSELLE-DUNHILL LLC, a California limited liability company		ROIM, INC., a Delaware corporation

By:	/s/ Dennis Cruzan	By:	/s/ Patrick Lennon

Print Name:	Dennis Cruzan	Print Name:	Patrick Lennon

Title:	Member	Title:	President
(If Tenant is a corporation, must be the President, Chairman of the Board or Vice President)

By:	/s/ Phillip Monroe	By:

Print Name:	Phillip Monroe	Print Name:

Title:	Member	Title:
(If Tenant is a corporation, must be the Secretary, Chief Financial Officer or Assistant Treasurer)

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OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (hereinafter called the “Lease”) is made and entered into as of the date appearing on the first page hereof by and between the Landlord and Tenant identified above.

A.	Premises/Term/Possession

1. Premises. Landlord does hereby rent and lease to Tenant and Tenant does hereby rent and lease from Landlord, for general office purposes and the uses permitted under Section 12 below, of a type customary for first-class office buildings, the Premises located in the Building identified in the Basic Lease Provisions, situated on the real property described in Exhibit “A” attached hereto (the “Property”), such Premises as all further shown by diagonal lines on the drawing attached hereto as Exhibit “A-1” and made a part hereof by reference. The Premises and the Building are part of a 2-building project (“Project”) located on the Property, which includes the building located at 11010 Roselle Street, San Diego, California 92121 (the “Roselle Building”). The Premises shall be prepared for Tenant’s occupancy in the manner and subject to the provisions of Exhibit “B” attached hereto and made a part hereof (“Description of Landlord Work”). Landlord and Tenant agree that the number of rentable square feet described in Section 2 of the Basic Lease Provisions has been confirmed and conclusively agreed upon by the parties. No easement for light, air or view is granted hereunder or included within or appurtenant to the Premises. Tenant acknowledges and agrees that, except as expressly set forth in Section 3 and the Description of Landlord Work, the leasing of the Premises is made on an “as-is” condition and basis.

2. Lease Term. Tenant shall have and hold the Premises for the term (“Term”) identified in the Basic Lease Provisions commencing on the date (the “Commencement Date”) which is the earlier of (i) five (5) days after the date on which substantial completion of the Landlord Work (as defined in the Description of Landlord Work) has occurred (as specified by written notice from Landlord to Tenant), or would have occurred but for any Tenant Delays (defined below), or (ii) the date Tenant first occupies all or any portion of the Premises for the conduct of its business, and shall terminate at midnight on the last day of the Term (the “Expiration Date”), unless sooner terminated or extended as hereinafter provided. Promptly following the Commencement Date, Landlord and Tenant shall enter into a letter agreement in the form attached hereto as Exhibit “C”, specifying and/or confirming the Commencement Date and the Expiration Date (and the number of rentable square feet contained within the Premises and the amount of Base Rent payable hereunder for each Lease Year (as defined in Section 5 below), if such numbers as finally determined differ from those set forth in the Basic Lease Provisions).

(a) Options to Extend. Tenant shall have one (1) option (the “Extension Option”) to extend the Lease Term, as to the entire Premises and for a period (the “Option Period”) of two (2) years, the Option Period commencing upon the date the initial Lease Term would otherwise expire upon the same terms and conditions then-applicable to this Lease, except for Base Rent (which shall be determined as set forth below). The Extension Option may be exercised only by written notice to Landlord from Tenant not later than nine (9) months and not earlier than twelve (12) months prior to commencement of the Option Period; provided, however, that the Extension Option may be exercised only if Tenant is not then in default under this Lease. If Tenant does not timely exercise the Extension Option in strict accordance with the provisions hereof, the Extension Option shall forever terminate and be of no further force and effect. The Extension Option is personal to Tenant, and may not be exercised by any person or entity other than the original Tenant. Upon proper exercise by Tenant of the Extension Option in accordance with the terms and provisions of this Lease, the defined term “Term” as used in this Lease shall mean and refer to the Term of this Lease as extended by the Option Period. The Base Rent beginning with the first day of the Option Period shall equal the then-prevailing “Fair Market Rental” (“Fair Market Rental”) for comparable space in comparable quality office buildings in the Sorrento Valley and surrounding area (“Comparable Buildings”), as determined by Landlord. The term Fair Market Rental, as used herein, shall mean the annual amount per square foot, projected during the relevant period, that a willing, comparable, non-renewing, non-equity tenant (excluding sublease and assignment transactions) would pay, and a willing, comparable landlord of a Comparable Building would accept, at arm’s length, for space of comparable size, quality and floor height as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, parking charges, space availability, and tenant size and creditworthiness. Landlord shall provide written notice of Landlord’s determination of the Fair Market Rental not later than thirty (30) days after Tenant’s exercise of the Extension Option (“Landlord’s Notice”). Tenant may accept Landlord’s determination of the Fair Market Rental by written notice to Landlord (“Tenant’s Notice”) given within fifteen (15) days after receipt of Landlord’s Notice. Within fifteen (15) days of delivery of Tenant’s Notice, Tenant shall execute an amendment to this Lease confirming the Base Rent during the Option Period. If Tenant fails to timely deliver Tenant’s Notice or timely execute the Lease amendment, the Extension Option shall automatically terminate and shall be of no further force or effect.

(b) Early Access. Notwithstanding any provision to the contrary herein, as soon as practicable following Tenant’s written request therefor, Landlord shall endeavor to give Tenant access to the Premises for the sole purpose of installing furniture, trade fixtures, data and telecommunications wiring and equipment in the Premises and preparing the Premises for Tenant’s occupancy (such period of early occupancy, the “Early Access Period”), provided that in no event shall Tenant or its agents, employees and contractors interfere with Landlord’s construction of the Landlord Work. Tenancy’s occupancy of the Premises during the Early Access Period shall be subject to all the terms and conditions of this Lease (including the requirement that Tenant deliver certificates of insurance pursuant to Section 29(b)(2) below), except that Tenant shall not be responsible for payment of Base Rent during the Early Access Period. Tenant shall defend, indemnify and hold harmless Landlord from any and all claims, losses and damages arising from Tenant’s occupancy of the Premises during the Early Access Period.

3. Landlord’s Failure to Give Possession. Landlord will use all commercially reasonable efforts to deliver possession of the Premises to Tenant by the Target Commencement Date of the Term. If Landlord is delayed in delivering possession of the Premises for any reason, including Landlord’s failure to substantially complete the Landlord Work by the Target Commencement Date, such delay shall not be a default by Landlord, render this Lease void or voidable, or otherwise render Landlord liable for damages. Notwithstanding the foregoing, in the event that substantial completion of the Landlord Work is delayed due to Tenant Delay, the

Commencement Date shall be the date on which the Landlord Work would have been substantially completed absent Tenant Delay. “Tenant Delay”, for purposes of this provision, means delay in the substantial completion of the Landlord Work caused by any of the following: (A) non-compliance by Tenant with matters to be performed by Tenant or Tenant’ agents as specified in the Description of Landlord Work; (B) Tenant’s failure to respond within a reasonable time during the design or construction periods to requests for approval, consent, explanation or interpretation of anything relating to the construction of the Landlord Work; (C) the effect of any change orders or other revisions of the plans and specifications initiated or necessitated by Tenant or its agents; (D) the effect of any long lead items specifically caused by Tenant’s space plan for the Premises; (E) Tenant’s interference with construction of the Landlord Work during the Early Access Period; or (F) any other cause within Tenant’s exclusive control that adversely affects the substantial completion of the Landlord Work. “Substantial completion of the Landlord Work” and derivatives thereof, for purposes of this provision, means (i) a certificate of occupancy (permanent or temporary), or equivalent building inspection sign-off, from the City of San Diego has been issued with respect to the Landlord Work on the Premises, (ii) all Building systems are in good working order to support the operation of the Premises for general office uses, (iii) the Landlord work is complete other than with respect to industry standard punchlist items, (iv) the Building roof, main electrical supply and plumbing systems serving and within the Premises are in good working condition, and (v) the Building and Premises (including parking areas for the Premises) are in a condition that meets all current building codes and legal requirements, including seismic, fire, life safety, Americans with Disabilities Act of 1990 (the “ADA”), and Title 24 of the California Code of Regulations, as the same are enacted and enforced as of the date if this Lease, without regard to Tenant’s specific use of the Premises. The fact that Tenant’s fixturing, furnishing or completion of floor coverings or other materials or finishes that are not included in the Landlord Work are not completed will not delay the occurrence of the Commencement Date. The Term of the Lease shall be deemed extended for each day that the Commencement Date is postponed.

Notwithstanding the above, Landlord and Tenant hereby agree that the lease between Landlord and Tenant for 11010 Roselle Street, Suite 120, San Diego, CA dated as of February 26, 2008 (“Previous Lease”), is terminated as of 11:59 p.m. on the day Tenant occupies the Premises pursuant to Section 1 above (the “Previous Lease Termination Effective Date”). Tenant hereby agrees to vacate the Previous Lease Premises and surrender and deliver exclusive possession of the Previous Lease Premises to Landlord on or before the Effective Date free of all occupancies or sub-tenancies and otherwise in accordance with the provisions of the Previous Lease.

Tenant fully and unconditionally releases and discharges Landlord, and its members, shareholders, partners, agents and employees (collectively, the “Landlord Released Parties”) from any and all demands, charges, claims, accounts or causes of action of any nature, including, without limitation, both known and unknown claims and causes of action, that may arise out of or in connection with the Previous Lease, and hereby releases and forever discharges the Landlord Released Parties of and from any and all such demands, charges, claims, accounts or causes of action.

Landlord fully and unconditionally releases and discharges Tenant, and its members, shareholders, partners, agents and employees (collectively, the “Tenant Released Parties”) from any and all demands, charges, claims, accounts or causes of action of any nature, including, without limitation, both known and unknown claims and causes of action, that may arise out of or in connection with the Previous Lease, and hereby releases and forever discharges the Tenant Released Parties of and from any and all such demands, charges, claims, accounts or causes of action.

Following the full execution and delivery of this Agreement, Landlord, and its agents, shall have the right to enter the Previous Lease Premises for the purpose of showing the same to prospective tenants, contractors, purchasers and lenders and Landlord and/or Landlord’s agents, may place any ordinary “For Lease” signs on the Previous Lease Premises. Should any dispute arise between the parties hereto or their legal representatives, successors and assigns concerning any provision of the Previous Lease Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys’ fees and legal costs in connection with such dispute.

4. Quiet Enjoyment. Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the Term hereof. Landlord shall not be responsible for the acts or omissions of Tenant, any other tenant, or any third party that may interfere with Tenant’s use and enjoyment of the Premises.

B.	Rent/Payment/Security Deposit

5. Base Rent. Tenant shall pay to Landlord, at the address stated in the Basic Lease Provisions or at such other place as Landlord shall designate in writing to Tenant, annual base rent (“Base Rent”) in the amounts set forth in the Basic Lease Provisions. The term “Lease Year”, as used in the Basic Lease Provisions and throughout this Lease, shall mean each and every consecutive twelve (12) month period during the Term of this Lease, with the first such twelve (12) month period commencing on the Commencement Date; provided, however, that if the Commencement Date occurs other than on the first day of a calendar month, the first Lease Year shall be that partial month plus the first full twelve (12) months thereafter.

6. Rent Payment. The Base Rent for each Lease Year shall be payable in equal monthly installments, due on the first day of each calendar month, in advance, in legal tender of the United States of America, without abatement, demand, deduction or offset whatsoever, except as may be expressly provided in this Lease. One full monthly installment of Base Rent shall be due and payable on the date of execution of this Lease by Tenant and shall be applied to the first month’s Base Rent, and a like monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month following the Commencement Date during the Term hereof (provided, that if the Commencement Date should be a date other than the first day of a calendar month, the monthly Base Rent installment paid on the date of execution of this Lease by Tenant shall be prorated to that partial calendar month, and the excess shall be applied as a credit against the next monthly Base Rent installment). Tenant shall pay, as “Additional Rent”, all other sums due from Tenant under this Lease (the term “Rent”, as used herein, means all Base Rent, Additional Rent and all other amounts payable hereunder from Tenant to Landlord). Notwithstanding the foregoing, and provided no default by Tenant under this Lease shall have then occurred, Tenant’s obligation to pay Base Rent for months 2 through 4 of the initial Term shall be abated. Notwithstanding the foregoing, Tenant shall remain responsible for payment of the full amount of any Additional Rent due Landlord during such period of rental abatement.

7. Operating Expenses/Taxes/Electricity Costs.

(a) Tenant agrees to reimburse Landlord throughout the Term, as Additional Rent hereunder, for Tenant’s Share (as defined below) of: (i) the annual Operating Expenses (as defined below) in excess of the Operating Expenses for the Operating Expense Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Expense Amount”); and (ii) the annual Taxes (as defined below) in excess of the Taxes for the Tax Base Year set forth in the Basic Lease Provisions (hereinafter called the “Base Year Tax Amount”). The term “Tenant’s Share” as used in this Lease shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Building. Landlord and Tenant hereby agree that Tenant’s Share with respect to the Premises initially demised by this Lease is the percentage amount set forth in the Basic Lease Provisions. Tenant’s Share of excess Operating Expenses and excess Taxes for any calendar year shall be appropriately prorated for any partial year occurring during the Term.

(b) “Operating Expenses” shall mean all of those expenses of operating, servicing, managing, maintaining and repairing the Property, Building, and all parking areas and all related common areas (as well as the reasonable allocation by Landlord of Project Operating Expenses (as defined below) and any expenses incurred and related to facilities located on other property but serving the Property and the Project). Operating Expenses shall include, without limitation, the following: (1) insurance premiums and deductible amounts, including, without limitation, for commercial general liability, “special form” property, rent loss and other coverages carried by Landlord on the Building and Property, including, without limitation flood insurance, in such amounts and in such form as Landlord has reasonably determined is necessary or appropriate and/or as is required by Landlord’s lender; (2) all costs related to the providing of water, heating, lighting, ventilation, sanitary sewer, air conditioning and other utilities in the Building (collectively, “Utility Charges”), including Electricity Costs (defined below) but specifically excluding electricity or other Utility Charges actually paid separately by Tenant, including, without limitation, pursuant to Section 8 or by any other tenants of the Building; (3) janitorial and maintenance expenses, including: (a) janitorial services and janitorial supplies and other materials used in the operation and maintenance of the Building; and (b) the cost of maintenance and service agreements on equipment, window cleaning, grounds maintenance, pest control, security, trash and snow removal, and other similar services or agreements, but specifically excluding the costs of janitorial services actually paid separately by Tenant, including, without limitation, pursuant to Section 8 or any other tenants of the Building; (4) management fees or a charge equal to fair market management fees if Landlord provides its own management services (subject during the initial Term of the Lease to a maximum charge for each Lease Year of three percent (3%) of annual Rent for such Lease Year); (5) the costs, including interest, amortized over the applicable useful life, of any capital improvement made to the Building by or on behalf of Landlord which is required under any governmental law or regulation (or any judicial interpretation thereof) that was not applicable to the Building as of the date of this Lease, and of the acquisition and installation of any device or equipment designed to improve the operating efficiency of any system within the Building which is reasonably intended to reduce Operating Expenses or which is acquired to improve the safety of the Building or Property; (6) all services, supplies, repairs, replacements or other expenses directly and reasonably associated with servicing, maintaining, managing and operating the Building, including, but not limited to the lobby, vehicular and pedestrian traffic areas and other common use areas; (7) wages and salaries of Landlord’s employees (not above the level of Building or Property Manager or whatever title represents the on-site management representative primarily responsible for management of the Building) engaged in the maintenance, operation, repair and services of the Building, including taxes, insurance and customary fringe benefits; (8) legal and accounting costs reasonably incurred by Landlord in the ordinary course of operating the Building (but not including legal costs incurred in collecting delinquent rent from any occupants of the Property); (9) costs to maintain and repair the Building and Property; (10) landscaping and security costs unless Landlord hires a third party to provide such services pursuant to a service contract and the cost of that service contract is already included in Operating Expenses as described above; (11) if the Building is part of a multi-building project, the Building’s allocated share (as reasonably determined by Landlord) of those expenses incurred on a project-wide basis benefiting the Building and/or Property including, without limitation, costs in connection with (i) landscaping, (ii) utility and road repairs, (iii) security, and (iv) signage installation, replacement and repair.

Operating Expenses shall specifically further exclude, however, the following: (i) costs of alterations of tenant spaces (including all tenant improvements to such spaces); (ii) costs of capital improvements (including but not limited to ADA compliance items), except as provided in the preceding paragraph, which costs shall be amortized as provided therein; (iii) depreciation, interest and principal payments on mortgages, and other debt costs, if any; (iv) real estate brokers’ leasing commissions or compensation and advertising and other marketing expenses; (v) payments to affiliates of the Landlord for goods and/or services in excess of what would be paid to non-affiliated parties for such goods and/or services in an arm’s length transaction; (vi) costs or other services or work performed for the singular benefit of another tenant or occupant (which shall not operate to exclude costs incurred in connection with common areas of the Project); (vii) legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or renewing or amending leases with existing tenants or occupants of the Building; (viii) costs of advertising and public relations and promotional costs and attorneys’ fees associated with the leasing of the Building; (ix) any expense for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants or any other source; (x) costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Building; (xi) all expenses in connection with the installation, operation and maintenance of any observatory, broadcasting facilities, luncheon club, athletic or recreation club, cafeteria, dining facility, or other facility not generally available to all office tenants of the Building, including Tenant; (xii) Taxes; (xiii) rental under any ground or underlying lease or leases; and (xiv) costs incurred pursuant to Section 23 below.

(c) “Taxes” shall mean all taxes and assessments of every kind and nature which Landlord shall become obligated to pay with respect to each calendar year of the Term or portion thereof because of or in any way connected with the ownership, leasing, and operation of the Building and the Property, subject to the following: (i) the amount of ad valorem real and personal property taxes against Landlord’s real and personal property to be included in Taxes shall be the amount required to be paid for any calendar year, notwithstanding that such Taxes are assessed for a different calendar year (the amount of any tax refunds received by Landlord during the Term of this Lease shall be deducted from Taxes for the calendar year to which such refunds are attributable); (ii) the amount of special taxes and special assessments to be included shall be limited to the amount of the installments (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment payable for the calendar year in respect of which Taxes are being determined; (iii) the amount of any tax or excise levied by the State or the City where the Building is located; any political subdivision of either, or any other taxing body, on rents or other income from the Property (or the value of the leases thereon) to be included shall not be greater than the amount which would have been payable on account of such tax or excise by Landlord during the calendar year in respect of which Taxes are being determined had the income received by Landlord from the Building [excluding amounts payable under this subparagraph (iii)] been the sole taxable income of Landlord for such calendar year; (iv) there shall be excluded from Taxes all income taxes [except those which may be included pursuant to the preceding subparagraph (iii) above], excess profits taxes, franchise, capital stock, and inheritance or estate taxes; (v) if any portion of the Taxes in the Tax Base Year includes an assessment which is no longer payable in a subsequent calendar year, the Taxes for the Tax Base Year shall be adjusted to eliminate the amount of the annual assessment originally included therein; and (vi) Taxes shall also include Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) in contesting or attempting to reduce any Taxes assessed for a different calendar year.

(d) “Electricity Costs” shall mean all of those costs and expenses of every kind and nature whatsoever which Landlord shall incur in connection with providing various electricity and power services to the Building, or any portion thereof; or to the tenant spaces located therein, including the Premises, with respect to each calendar year of the Term or portion thereof, but specifically excluding electricity or power charges actually paid by Tenant or other tenants of the Building to Landlord or directly to the provider of such services, including, without limitation, pursuant to Section 8.

(e) “Project Operating Expenses” shall mean all direct costs of operation and maintenance of all common areas and parking facilities of the Project as are, from time to time, installed, constructed or designated by Landlord, and all costs, fees or other amounts payable by Landlord as Landlord’s pro rata share of expenses to any owners association under the CC&Rs (defined below) applicable to the Project. Project Operating Expenses shall be equitably and reasonably allocated to the Building by Landlord in the exercise of its reasonable discretion.

(f) Landlord shall, on or before the Commencement Date and as soon as reasonably possible after the commencement of each calendar year thereafter, provide Tenant with a statement of the estimated monthly installments of Tenant’s Share of excess Operating Expenses and excess Taxes which will be due for the remainder of the calendar year in which the Commencement Date occurs or for the next ensuing calendar year, as the case may be. Landlord agrees to keep books and records showing the Operating Expenses in accordance with generally accepted accounting principles (as modified for office buildings in a manner comparable to other similar buildings in the commercial area where the Building is located) and practices consistently maintained on a year-to-year basis in compliance with such provisions of this Lease as may affect such accounts, and Landlord shall deliver to Tenant after the close of each calendar year (including the calendar year in which this Lease terminates), a statement (“Landlord’s Statement”) containing the following: (1) a statement that the books and records covering the operation of the Building have been maintained in accordance with the requirements in this subparagraph (e); (2) the amount of any increases in the Operating Expenses for such calendar year in excess of the Operating Expenses for the Operating Expense Base Year; and (3) the amount of any increases in the Taxes for such calendar year in excess of the Taxes for the Tax Base Year. Upon reasonable prior written request given not later than thirty (30) days following the date Landlord’s Statement is delivered to Tenant, Landlord will provide Tenant detailed documentation to support such Landlord’s Statement or provide Tenant with the opportunity to review such supporting information. If Tenant does not notify Landlord of any objection to Landlord’s Statement within sixty (60) days after the later of delivery of Landlord’s Statement or such requested supporting documentation, Tenant shall be deemed to have accepted Landlord’s Statement as true and correct and shall be deemed to have waived any right to dispute the excess Operating Expenses and/or Taxes due pursuant to that Landlord’s Statement.

(A) Tenant shall pay to Landlord, together with its monthly payment of Base Rent as provided in Section 5 above, as Additional Rent hereunder, the estimated monthly installment of Tenant’s Share of the excess Operating Expenses and Taxes for the calendar year in question. At the end of any calendar year, if Tenant has paid to Landlord an amount in excess of Tenant’s Share of excess Operating Expenses and Taxes for such calendar year, Landlord shall reimburse to Tenant within thirty (30) days any such excess amount (or shall apply any such excess amount to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of Additional Rent due hereunder, at the option of Landlord). At the end of any calendar year if Tenant has paid to Landlord less than Tenant’s Share of excess Operating Expenses and Taxes for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after Tenant receives the annual statement.

(B) For the calendar year in which this Lease terminates and is not extended or renewed, the provisions of this Section shall apply, but Tenant’s Share for such calendar year shall be subject to a pro rata adjustment based upon the number of days prior to the expiration of the Term of this Lease. Tenant shall make monthly estimated payments of the pro rata portion of Tenant’s Share for such calendar year (in the manner provided above) and when the actual prorated Tenant’s Share for such calendar year is determined, Landlord shall send Landlord’s Statement to Tenant for such year and if such Statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year exceeded the actual prorated Tenant’s Share for such calendar year, Landlord shall include a refund for that amount along with the Statement (subject to offset in the event Tenant is in default hereunder). If Landlord’s Statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year were less than the actual prorated Tenant’s Share for such calendar year, Tenant shall pay the shortfall to Landlord within thirty (30) days after the date of receipt of Landlord’s Statement. If Tenant’s estimated payments exceed the actual prorated Tenant’s Share, the amount of such excess shall be applied to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of Additional Rent due hereunder.

(C) If the Building is less than ninety-five percent (95%) occupied at any time during any calendar year of the Term or the Operating Expense Base Year, then the actual Operating Expenses for the calendar year in question (including, if applicable, the Operating Expenses for the Operating Expense Base Year) which vary with occupancy levels in the Building (e.g. elevator maintenance, management fees) shall be increased to the amount of Operating Expenses which Landlord reasonably determines would have been incurred during that calendar year if the Building had been at least 95% occupied throughout such calendar year.

If the provisions of this subsection are applied in any calendar year, the Base Expense Amount shall likewise be adjusted to reflect such level of occupancy.

(D) Within sixty (60) days after Landlord furnishes Landlord’s Statement for any calendar year (the “Audit Election Period”), Tenant may, at its expense, elect to audit Landlord’s Operating Expenses for such calendar year only, subject to the following conditions: (1) there is no uncured event of default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized regional or national standing; (3) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (4) the audit shall commence within thirty (30) days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within sixty (60) days after commencement (provided, however, such audit by Tenant shall be completed not later than one hundred twenty (120) days from the date Landlord first furnishes Landlord’s Statement for such calendar year to Tenant); (5) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s commercially reasonable confidentiality agreement for Landlord’s benefit prior to commencing the audit; and (7) the accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report. Notwithstanding the foregoing, Tenant shall have no right to conduct an audit if Landlord furnishes to Tenant an audit report for the calendar year in question prepared by an independent certified public accounting firm of recognized standing (whether originally prepared for Landlord or another party). This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including estimated excess Operating Expenses. Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within thirty (30) days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within thirty (30) days of determination. The foregoing obligations shall survive the expiration or termination of this Lease. If Tenant does not give written notice of its election to audit Landlord’s Operating Expenses during the Audit Election Period, Landlord’s Operating Expenses for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. The right to audit granted hereunder is personal to the initial Tenant named in this Lease and shall not be available to any subtenant under a sublease of the Premises.

8. Utility and Janitorial Costs.

(a) In addition to Base Rent and Tenant’s Share of increases in Operating Expenses and Taxes, Tenant shall pay the Premises Utility Costs (defined below), Premises Electricity Costs (defined below), and the cost of providing janitorial service to the Premises (“Janitorial Costs”) as described below (collectively, “Premises Use Expenses”). “Premises Utility Costs” means the cost payable to the provider of services to the Premises for water, sanitary sewer, gas and other utilities to the Premises, as the same are separately metered to the Building. “Premises Electricity Costs” means the cost payable to the provider of electricity and power services to the Premises, including heating, lighting, ventilation, and air conditioning, as the same shall be separately metered to the Building. To the extent that any Premises Utility Costs, Premises Electricity Costs, and Janitorial Costs are not separately metered to the Premises or cannot otherwise be allocated to the Premises by separate invoice or separate line item within an invoice or similar document, then Landlord will make an allocation of such Costs to the Premises based on Landlord’s reasonable business judgment taking into account, among other things, the square footage of the Premises, the average number of persons using the Premises on a daily basis, and the type and intensity of use of the Premises. So long as Tenant is not in default under this Lease, Tenant shall directly contract with the provider of any service that results in any Janitorial Costs, Premises Utility Costs, or Premises Electricity Costs. Any such direct contract shall be with a provider and on terms and conditions reasonably acceptable to Landlord. Upon any default by Tenant under this Lease, Landlord may, without prejudice to any other rights and remedies as to such default, require that all (or any) utilities or other services to the Premises be under direct contract with Landlord.

(b) During any period in which Tenant does not directly contract with the provider of utilities or other services to the Premises, as provided under Section 8(a) above, Landlord shall, on or before the Commencement Date and as soon as reasonably possible after the commencement of each calendar year thereafter, provide Tenant with a statement of the estimated monthly installments of Premises Use Expenses which will be due for the remainder of the calendar year in which the Commencement Date occurs or for the next ensuing calendar year, as the case may be. Landlord agrees to keep books and records showing the Premises Use Expenses in accordance with generally accepted accounting principles (as modified for office buildings in a manner comparable to other similar buildings in the commercial area where the Building is located) and practices consistently maintained on a year-to-year basis in compliance with such provisions of this Lease as may affect such accounts, and Landlord shall deliver to Tenant after the close of each calendar year (including the calendar year in which this Lease terminates), a statement (“Use Expense Statement”) containing the following: (1) a statement that the books and records covering the operation of the Building have been maintained in accordance with the requirements in this subparagraph (b); and (2) the amount of Premises Use Expenses for such calendar year. Upon reasonable prior written request given not later than thirty (30) days following the date the Use Expense Statement is delivered to Tenant, Landlord will provide Tenant detailed documentation to support such Use Expense Statement or provide Tenant with the opportunity to review such supporting information. If Tenant does not notify Landlord of any objection to the Use Expense Statement within ninety (90) days after the later of delivery of the Use Expense Statement or such requested supporting documentation, Tenant shall be deemed to have accepted the Use Expense Statement as true and correct and shall be deemed to have waived any right to dispute the Premises Use Expenses or the Use Expense Statement.

(c) During any period in which Tenant does not directly contract with the provider of utilities or other services to the Premises, as provided under Section 8(a) above, Tenant shall pay to Landlord, together with its monthly payment of Base Rent as provided in Section 5 above, as Additional Rent hereunder, the estimated monthly installment of Premises Use Expenses for the calendar year in question. At the end of any calendar year, if Tenant has paid to Landlord an amount in excess of the Premises Use Expenses attributable to the Premises for such calendar year, Landlord shall reimburse to Tenant any such excess amount (or shall apply any such excess amount to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of Additional Rent due hereunder, at the option of Landlord). At the end of any calendar year if Tenant has paid to Landlord less than the Premises

Use Expenses attributable to the Premises for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after Tenant receives the annual statement.

(d) For the calendar year in which this Lease terminates and is not extended or renewed, except to the extent Tenant has directly contracted with the provider of utilities to the Premises as provided under Section 8(a) above, Premises Use Operating Expenses shall be subject to adjustment to reflect the actual Premises Use Expense payable by Tenant for the period prior to the expiration of the Term of this Lease. Tenant shall make monthly estimated payments during such calendar year (in the manner provided above) and when the actual amount of Premises Use Expenses for such calendar year is determined, Landlord shall send the Use Expense Statement to Tenant for such year and if such Statement reveals that Tenant’s estimated payments of Premises Use Expenses for such calendar year exceeded the actual amount of Premises Use Expenses for such calendar year, Landlord shall include a refund for that amount along with the Use Expense Statement (subject to offset in the event Tenant is in default hereunder). If the Use Expense Statement reveals that Tenant’s estimated payments of Premises Use Expenses for such calendar year were less than the actual amount of Premises Use Expenses for such calendar year, Tenant shall pay the shortfall to Landlord within thirty (30) days after the date of receipt of the Use Expense Statement.

(e) Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for any failure to furnish or delay in furnishing any service (including telephone and telecommunication services) by any provider of such service, or for any diminution in the quality or quantity thereof; and no such failures or delays or diminution shall be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Section 8. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease.

9. Late Charge. Other remedies for non-payment of Rent notwithstanding, if any monthly installment of Base Rent or Additional Rent is not received by Landlord on or before the date due, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the tenth (10th) day following the date Tenant was invoiced, a late charge of ten percent (10%) of such past due amount shall be immediately due and payable as Additional Rent and interest shall accrue on all delinquent amounts from the date past due until paid at the lower of a rate of one and one-half (1-1/2%) percent per month or fraction thereof from the date such payment is due until paid (Annual Percentage Rate = 18%), or the highest rate permitted by applicable usury law.

10. Partial Payment. No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any Rent due under the terms of this Lease or any late charge assessed against Tenant hereunder.

11. Security Deposit. Concurrently with Tenant’s execution of this Lease, the Security Deposit, and all right and interest in it, associated with the Lease at 11010 Roselle Street, Suite 120 (the “Original Security Deposit”) shall be transferred on Tenant’s behalf to the Lease at 3560 Dunhill Street, Suite 120. In addition, Tenant shall deposit with Landlord an amount equal to the difference between the Security Deposit outlined in Section 8 of the Basic Lease Provisions above and the Original Security Deposit. Together, these two amounts shall constitute a security deposit (the “Security Deposit”) in accordance with the requirements of this Section 11, in the form of immediately available funds, as evidence of good faith on the part of Tenant in the fulfillment of the terms of this Lease. The Security Deposit will be held by the Landlord during the Term of this Lease as security for Tenant’s performance of its obligations under this Lease. Under no circumstances will Tenant be entitled to any interest on the Security Deposit. The Security Deposit may be used by Landlord, at its discretion, to apply to any amount owing to Landlord hereunder, or to pay the expenses of repairing any damage to the Premises, except natural wear and tear occurring from normal use of the Premises, which exists on the day Tenant vacates the Premises, but this right shall not be construed to limit Landlord’s right to recover additional sums from Tenant for damages to the Premises. If there are no payments to be made from the Security Deposit as set out in this paragraph, or if there is any balance of the Security Deposit remaining after all payments have been made, the Security Deposit, or such balance thereof remaining, will be refunded to the Tenant within fifteen (15) days after fulfillment by Tenant of all obligations hereunder (including payment of the balance of any year-end reconciliation). In no event shall Tenant be entitled to apply the Security Deposit to any Rent due hereunder. In the event of an act of bankruptcy by or insolvency of Tenant, or the appointment of a receiver for Tenant or a general assignment for the benefit of Tenant’s creditors, then the Security Deposit shall be deemed immediately assigned to Landlord. The right to retain the Security Deposit shall be in addition and not alternative to Landlord’s other remedies under this Lease or as may be provided by law and shall not be affected by summary proceedings or other proceedings to recover possession of the Premises. Upon sale or conveyance of the Building, Landlord may transfer or assign the Security Deposit to any new owner of the Premises, and upon such transfer all liability of Landlord for the Security Deposit shall terminate. Landlord shall be entitled to commingle the Security Deposit with its other funds. Tenant hereby waives the provisions of California Civil Code Section 1950.7 to the extent of any conflict between such provisions and the provisions of this Section 11.

C.	Use/Laws/Rules

12. Use of Premises.

(a) Tenant shall use and occupy the Premises for general office purposes of a type customary for office buildings of the same type and quality as the Building and for no other purpose. The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body or any CC&Rs (defined below), nor in any manner to create any nuisance or trespass, nor in any manner which will void the insurance or increase the rate of insurance on the Premises or the Building, nor in any manner inconsistent with the first-class nature of the Building.

(b) Tenant shall not cause or permit the receipt, storage, use, location or handling on the Property (including the Building and Premises) of any product, material or merchandise which is explosive, highly inflammable, or a “hazardous or toxic material,” as that term is hereafter defined. “Hazardous or toxic material” shall include all materials or substances which have been determined to be hazardous to health or the environment and are regulated or subject to all applicable laws, rules and regulations from time to time, including, without limitation hazardous waste (as defined in the Resource Conservation and Recovery Act); hazardous substances (as defined in the Comprehensive Emergency Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act); gasoline or any other petroleum product or by-product or other hydrocarbon derivative; toxic substances, (as defined by the Toxic Substances Control Act); insecticides, fungicides or rodenticide, (as defined in the Federal Insecticide, Fungicide, and Rodenticide Act); asbestos and radon and substances determined to be hazardous under the Occupational Safety and Health Act or regulations promulgated thereunder (collectively, “Environmental Laws”). Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Premises of minor amounts of hazardous or toxic materials which are in compliance with all applicable laws, ordinances and regulations and are customarily present in a general office use (e.g., copying machine chemicals and kitchen cleansers).

(c) Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant and its successors and assigns shall indemnify, protect, defend (with counsel approved by Landlord) and hold Landlord, its partners, officers, directors, shareholders, employees, agents, lenders, contractors and each of their respective successors and assigns (the “Indemnified Parties”) harmless from any and all claims, damages, liabilities, losses, costs and expenses of any nature whatsoever, known or unknown, contingent or otherwise (including, without limitation, attorneys’ fees, litigation, arbitration and administrative proceedings costs, expert and consultant fees and laboratory costs, as well as damages arising out of the diminution in the value of the Premises or any portion thereof, damages for the loss of the Premises, damages arising from any adverse impact on the marketing of space in the Premises, and sums paid in settlement of claims), which arise during or after the Term in whole or in part as a result of the presence or suspected presence of any hazardous or toxic materials, in, on, under, from or about the Premises due to Tenant’s acts or omissions, on or about the Premises, except to the extent that such claims, damages, liabilities, losses, costs and expenses arise out of or are caused by the negligence or willful misconduct of any of the Indemnified Parties.

(d) Landlord hereby represents and warrants to Tenant that, to Landlord’s actual knowledge without duty of investigation or inquiry, as of the date of execution of this Lease, the Building and the Premises does not currently contain any Hazardous Materials in violation of existing applicable Environmental Laws, except as described in the Environmental Reports (as defined below), copies of which have been delivered by Landlord to Tenant. Landlord further covenants that during the Lease Term, Landlord shall comply with all Environmental Laws with respect to Landlord’s activities in and around the Building and Premises, and in connection therewith, Landlord shall not cause any Hazardous Materials to be introduced in, on or under the Building or Project by Landlord, its agents, employees or contractors in violation of Environmental Laws in effect at the time of such introduction. As used in this Section 12(d), the term “Environmental Reports” collectively refers to the following report(s) prepared with respect to the Project: Phase I Environmental Site Assessment, dated December 15, 2006 by SCS Engineers (Project No. 01205520.02). Landlord shall indemnify, defend and hold Tenant harmless from and against, and Operating Expenses shall not include, the cost of remediation of any Hazardous Materials to the extent (A) existing in the Building or Premises, and/or (B) resulting from Landlord’s breach of its representations and/or covenants set forth above in this Section 12(d). For purposes hereof, “costs of remediation” shall mean the costs associated with the investigation, testing, monitoring, containment, removal, remediation, cleanup and/or abatement of any release of any such Hazardous Materials described in the immediately preceding sentence as necessary to comply with any applicable Environmental Laws.

13. Compliance with Laws. Tenant and Landlord shall operate the Premises and Building respectively in compliance with all applicable federal, state, and municipal laws, ordinances and regulations (including, without limitation, the ADA) and shall not knowingly, directly or indirectly, make any use of the Premises or Building which is prohibited by any such laws, ordinances or regulations.

14. Waste Disposal.

(a) Subject to Section 8, all normal trash and waste (i.e., waste that does not require special handling pursuant to subparagraph (b) below) shall be disposed of through the janitorial service.

(b) Tenant shall be responsible for the removal and disposal of any waste deemed by any governmental authority having jurisdiction over the matter to be hazardous or infectious waste or waste requiring special handling, such removal and disposal to be in accordance with any and all applicable governmental rules, regulations, codes, orders or requirements. Tenant agrees to separate and mark appropriately all waste to be removed and disposed of through the janitorial service pursuant to (a) above and hazardous, infectious or special waste to be removed and disposed of by Tenant pursuant to this subparagraph (b). Tenant hereby indemnifies and holds harmless Landlord from and against any loss, claims, demands, damage or injury Landlord may suffer or sustain as a result of Tenant’s failure to comply with the provisions of this subparagraph (b).

15. Rules and Regulations. The rules and regulations in regard to the Building, a copy of which is attached hereto as Exhibit “D”, and all reasonable rules and regulations and modifications thereto which Landlord may hereafter from time to time adopt and promulgate after notice thereof to Tenant, for the government and management of the Building, are hereby made a part of this Lease and shall during the Term be observed and performed by Tenant, its agents, employees and invitees.

D.	Services/Tenant Buildout

16. Services. Tenant shall be solely responsible for its own services within the Premises, and shall have control over the operation of all air conditioning, heating and ventilation systems serving the Premises. In no event shall Tenant’s use of Building systems or equipment result in excess wear, or diminution of the remaining useful life, of any such systems and equipment. Landlord reserves the right to charge Tenant as Additional Rent hereunder a reasonable sum as reimbursement for any such excessive wear or diminution of the remaining useful life of such systems and equipment, as the same has been determined to exist in Landlord’s reasonable discretion.

17. Telephone and Data Equipment. Landlord shall have no responsibility for providing to Tenant any telephone equipment, including wiring, within the Premises or for providing telephone service or connections from the utility to the Premises, except as required by law. Tenant shall not alter, modify, add to or disturb any telephone or data wiring in the Premises or elsewhere in the Building without the Landlord’s prior written consent, such consent not to be unreasonably withheld or delayed. Tenant shall be liable to Landlord for any damage to the telephone or data wiring in the Building due to the act, negligent or otherwise, of Tenant or any employee, contractor or other agent of Tenant. Tenant shall have no access to the telephone closets within the Building, except in the manner and under procedures established by Landlord. Tenant shall promptly notify Landlord of any actual or suspected failure of telephone or data service to the Premises. All costs incurred by Landlord for the installation, maintenance, repair and replacement of telephone wiring within the Building due to failure to maintain same in accordance with Tenant’s obligations under this Lease, or due to Tenant’s negligence or intentional misconduct shall be promptly reimbursed by Tenant upon demand by Landlord. Landlord shall not be liable to Tenant and Tenant waives all claims against Landlord whatsoever, whether for personal injury, property damage, loss of use of the Premises, or otherwise, due to the interruption or failure of telephone services to the Premises. Tenant hereby holds Landlord harmless from and against any liability for any damage, loss or expense due to any failure or interruption of telephone or data service to the Premises for any reason. Tenant agrees to obtain loss of rental insurance adequate to cover any damage, loss or expense occasioned by the interruption of telephone or data service. To the extent Tenant installs any telecommunications, fiber optic or similar cable in the Premises, Tenant shall be responsible for the full cost of removal for such cable upon the expiration or sooner termination of this Lease.

18. Signs. Tenant shall be entitled to have Tenant’s professional name listed, at Tenant’s sole cost and expense, (a) on the exterior of the Building at the main entrance to Tenant’s Premises, and (b) on a monument sign located at the Project, to the extent monument signage is available. The size, design, color and other physical aspects of any and all signs shall be subject to (i) Landlord’s signage criteria, as may be reasonably amended from time to time by Landlord, (ii) Landlord’s written approval prior to installation of Tenant’s requested signage, which approval shall not be unreasonably withheld, (iii) any covenants, conditions or restrictions (“CC&Rs”) governing the Premises and/or the Property in effect at the time Tenant desires to install such signage, and (iv) any applicable municipal or governmental rules, regulations, permits and approvals. Tenant will be solely responsible for all costs for installation, maintenance, repair and removal of any Tenant identification sign(s). If Tenant fails to remove Tenant’s sign(s) upon expiration or earlier termination of this Lease and repair any damage caused by such removal, Landlord may do so at Tenant’s sole cost and expense. Except as set forth above, Tenant has no right to install Tenant identification signs in any other location in, on or about the Premises or the Building, and shall not display or erect any other signs, displays or other advertising materials that are visible from the exterior of the Building or from within the Building in any interior or exterior common areas. Any sign rights granted to Tenant under this Lease are personal to Tenant and may not be assigned, transferred or otherwise conveyed without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. Landlord shall not charge Tenant any supervision or approval fees in connection with the exercise by Tenant of its signage installation rights granted under this Section 18.

19. Parking. Tenant shall be entitled to use its proportional share of the total number of parking spaces for the Project, as determined by Landlord in its reasonable discretion, which shall be at no additional charge during the initial Term or any extension term thereafter. Landlord’s initial determination of Tenant’s proportional share of such parking spaces is set forth in the Basic Lease Provisions in the parking facilities located on the Property. All parking spaces provided to Tenant shall be unreserved and are to be used by Tenant, its employees and invitees in common with the other tenants of the Building and their employees and invitees. Landlord reserves the right to build improvements upon, reduce the size of, relocate, reconfigure, eliminate, and/or make alterations or additions to such parking facilities at any time. Notwithstanding the foregoing, in the event Landlord develops a revised parking plan affecting the Building, and as a result of such reconfiguration, additional parking becomes available to the Building, Landlord will equitably apportion any such increased spaces to Tenant for its use during Term in accordance with the above. Notwithstanding the foregoing, Landlord reserves the right to allocate areas of the Project parking for the specific use of tenants in the Project and to require that Tenant’s parking be restricted to specific areas of the Project’s parking facilities, provided that Tenant shall be entitled to its proportionate share of Project parking.

20. Alteration of Building and Project. Landlord reserves and shall at any and all times have the right to alter the Building, Project, including, without limitation, any Project common areas, and the parking facilities serving the Building, or to add thereto, and may for that purpose erect scaffolding and all other necessary structures, and Tenant shall not, in that event, claim or be allowed, or paid, any damage for any injury or inconveniences occasioned thereby nor shall there be any abatement in rent. Landlord also reserves the right to install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment which are located within the Premises or outside the Premises. All such work by Landlord shall be performed in good and workmanlike manner.

21. Build-out Allowance and Tenant Finishes.

(a) Landlord shall complete the Landlord Work as described in the Description of Landlord Work at Landlord’s sole cost and expense; provided, however, in the event Tenant requests, and Landlord approves, in its sole discretion, any changes to Landlord’s Work, all costs of, or associated with, such changes shall be paid to Landlord by Tenant in advance as a condition to such change being incorporated into Landlord’s Work.

(b) The Description of Landlord Work attached hereto as Exhibit “B” and executed by Landlord and Tenant, is hereby made a part of this Lease, and its provisions shall control in the event of a conflict with the provisions contained in this Lease.

22. Force Majeure. In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond Landlord’s control (a “force majeure event”) which results in the Landlord being unable to timely perform its obligations hereunder to repair the Premises, provide services, or complete the Landlord Work (as provided in Exhibit “B”), so long as Landlord diligently proceeds to perform such obligations after the end of such force majeure event, Landlord shall not be in breach hereunder, this Lease shall not terminate, and Tenant’s obligation to pay any Base Rent, Additional Rent, or any other charges and sums due and payable shall not be excused.

E.	Repairs/Alterations/Casualty/Condemnation

23. Repairs By Landlord. Tenant, by taking possession of the Premises, shall accept and shall be held to have accepted the Premises as suitable for the use intended by this Lease. In no event shall Tenant be entitled to compensation or any other damages or any other remedy against Landlord in the event the Premises are not deemed suitable for Tenant’s use. Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as set forth in this Lease. Except for damage caused by casualty and condemnation (which shall be governed by Section 26 and 27 below), and subject to normal wear and tear, Landlord shall maintain in good repair, the cost of which shall not be included in Operating Expenses, the structural walls, foundations, concrete subflooring, and underground utilities owned by Landlord servicing the Building, provided such repairs are not occasioned by Tenant, Tenant’s invitees or anyone in the employ or control of Tenant. Landlord shall also maintain the roof, non-structural aspects of all exterior walls, parking areas and common areas of the Project, and the Building’s mechanical, electrical, plumbing and HVAC systems, provided the cost of such maintenance shall be included in Operating Expenses.

24. Repairs By Tenant. Except as described in Section 23 above, Tenant shall, at its own cost and expense, maintain the Premises and in good repair and in a neat and clean, first-class condition, including making all necessary repairs and replacements. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Building caused by Tenant or Tenant’s agents, employees, invitees, licensees, visitors or contractors, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by or on behalf of Tenant, and (ii) the moving of any property into or out of the Premises. If Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, upon prior reasonable notice to Tenant (except in an emergency) make the required repairs and replacements and the costs of such repair or replacements shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder.

25. Alterations and Improvements. Except for minor, decorative alterations which do not affect the Building structure or systems, are not visible from outside the Premises and do not cost in excess of $10,000.00 in the aggregate, Tenant shall not make or allow to be made any alterations, physical additions or improvements in or to the Premises without first obtaining in writing Landlord’s written consent for such alterations or additions, which consent may be granted or withheld in Landlord’s sole discretion if the alterations will affect the Building structure or systems or will be visible from outside the Premises, but which consent shall not be unreasonably withheld if the alterations will not affect the Building structure or systems and will not be visible from outside the Premises. Upon Landlord’s request, Tenant will deliver to Landlord plans and specifications for any proposed alterations, additions or improvements and shall reimburse Landlord for Landlord’s reasonable cost to review such plans. Any alterations, physical additions or improvements shall at once become the property of Landlord; provided, however, that Landlord, at its option, may require Tenant to remove any alterations, additions or improvements in order to restore the Premises to the condition existing on the Commencement Date (if Landlord notified Tenant at the time of Landlord’s consent to any such alterations, additions or improvements that Landlord will require the removal thereof). All costs of any such alterations, additions or improvements shall be borne by Tenant. All alterations, additions or improvements shall be made in a good, first-class, workmanlike manner and in a manner that does not disturb other tenants (i.e., any loud work must be performed during non-business hours) and Tenant must maintain appropriate liability and builder’s risk insurance throughout the construction. Tenant does hereby indemnify and hold Landlord harmless from and against any and all claims for damages or death of persons or damage or destruction of property arising out of or relating to the performance of any such alterations, additions or improvements made by or on behalf of Tenant (excluding the Landlord Work). Under no circumstances shall Landlord be required to pay, during the Term of this Lease and any extensions or renewals thereof, any ad valorem or Property tax on such alterations, additions or improvements, Tenant hereby covenanting to pay all such taxes when they become due. In the event any alterations, additions, improvements or repairs are to be performed by contractors or workmen other than Landlord’s contractors or workmen, any such contractors or workmen must first be approved, in writing, by Landlord (which approval will not be unreasonably withheld or delayed). Landlord agrees to assign to Tenant any rights Landlord may have against the contractor of the Premises with respect to any work performed by such contractor in connection with improvements made by Landlord at the request of Tenant.

26. Destruction or Damage.

(a) If the Building or the Premises are totally destroyed by storm, fire, earthquake, or other casualty, or damaged to the extent that, in Landlord’s reasonable opinion, the damage cannot be restored within one hundred eighty (180) days of the date Landlord provides Tenant written notice of Landlord’s reasonable estimate of the time necessary to restore the damage, or if the damage is not covered by standard “special form” property insurance, or if the Landlord’s lender requires that the insurance proceeds be applied to its loan, Landlord shall have the right to terminate this Lease effective as of the date of such destruction or damage by written notice delivered to Tenant on or before thirty (30) days following Landlord’s notice described in the next sentence and Rent shall cease to accrue and shall be accounted for as between Landlord and Tenant as of that date. Landlord shall provide Tenant with written notice no later than sixty (60) days following the date of such damage of the estimated time needed to restore, whether the loss is covered by Landlord’s insurance coverage and whether or not Landlord’s lender requires the insurance proceeds be applied to its loan.

(b) If the Premises are damaged by any such casualty or casualties but Landlord is not entitled to or does not terminate this Lease as provided in subparagraph (a) above, this Lease shall remain in full force and effect, Landlord shall notify Tenant in writing no later than sixty (60) days after the date of such damage that such damage will be restored (and will include Landlord’s good faith estimate of the date the restoration will be complete), in which case Rent shall abate as to any portion of the Premises which is not usable for the period of such untenantability, and Landlord shall promptly commence to diligently restore the Premises to substantially the same condition as before such damage occurred as soon as practicable, whereupon full Rent shall recommence.

(c) If such damage occurs within the last twelve (12) months of the Term, either party shall have the right, upon delivery of written notice to the other party within thirty (30) days following such damage, to cancel and terminate this Lease as of the date of such damage, provided, however, that Tenant may not elect to terminate this Lease if such damage was caused by the intentional act of Tenant, its agents, servants, employees or invitees.

(d) Tenant agrees that Landlord’s obligation to restore, and the abatement of Rent provided herein, or Tenant’s right to terminate as above set forth in this Section 26, shall be Tenant’s sole recourse in the event of such damage, and waives any other rights Tenant may have under any applicable Law to terminate the Lease by reason of damage to the Premises or Property, including, without limitation, any rights Tenant may have under California Civil Code Sections 1932(2) and 1933(4). If prior to any such election to terminate Tenant has elected to extend the Term pursuant to the provisions of this Lease and such election may not then according to its terms be rescinded or terminated, then for purposes of this Section 26 the Term shall be deemed to expire on Term as extended by the Option Period.

27. Eminent Domain. If the whole of the Building or Premises, or such portion thereof as will make the Building or Premises unusable in the reasonable judgment of Landlord for their intended purposes, is condemned or taken by any legally constituted authority for any public use or purpose, then in either of such events, this Lease shall terminate and the Term hereby granted shall cease from that time when possession thereof is taken by the condemning authorities, and Rent shall cease to accrue and shall be accounted for as between Landlord and Tenant as of such date. If a portion of the Building or Premises is so taken, but not such amount as will make the Premises unusable in the reasonable judgment of Landlord for the purposes herein leased, or if this Lease has not terminated, this Lease shall continue in full force and effect and the Rent shall be reduced pro rata in proportion to the amount of the Premises so taken. Tenant shall have no right or claim to any part of any award made to or received by Landlord for such condemnation or taking, and all awards for such condemnation or taking shall be made solely to Landlord, provided however that Tenant shall have the right to pursue any separate award for loss of its equipment and trade fixtures, loss of goodwill and for moving expenses so long as such action does not reduce the award to which Landlord is entitled. Tenant expressly waives the benefits of any statute now or hereafter in effect which would permit Tenant to terminate or seek termination of this Lease in the event of a condemnation, including, without limitation, California Code of Civil Procedure Sections 1265.110, 1265.120, and 1265.130.

28. Damage or Theft of Personal Property. All personal property brought into the Premises shall be at the risk of the Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of co-tenants, or other occupants of the Building, or any other person, except, with respect to damage to the Premises, to the extent caused by the negligent or willful act of the Landlord, its employees and agents (but subject to the insurance and waiver of subrogation provisions set forth in Section 29 below). Tenant hereby acknowledges that Landlord has informed Tenant that the Building lies in a flood plain and Tenant assumes all risk and liability for, and fully releases Landlord from and against, any damage to Tenant’s personal property, or injury to Tenant’s employees, invitees or vendors arising from such natural hazard, or any other natural hazard affecting the Property, including, but not limited to, earthquake and brushfire.

F.	Insurance/Indemnities/Waiver/Estoppel

29.	Insurance; Waivers.

(a) Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(1) Commercial General Liability (“CGL”) Insurance written on an occurrence basis, covering the Premises and all operations of the Tenant in or about the Premises against claims for bodily injury, property damage and product liability and to include contractual liability coverage insuring Tenant’s indemnification obligations under this Lease, to be in combined single limits of not less than $2,000,000 each occurrence for bodily injury and property damage, $1,000,000 for products/completed operations aggregate, $2,000,000 for personal injury, and to have general aggregate limits of not less than $4,000,000 (per location). The general aggregate limits under the Commercial General Liability insurance policy or policies shall apply separately to the Premises and to Tenant’s use thereof (and not to any other location or use of Tenant) and such policy shall contain an endorsement to that effect. The certificate of insurance evidencing the CGL form of policy shall specify all endorsements required herein and shall specify on the face thereof that the limits of such policy apply separately to the Premises.

(2) Insurance covering all of the items included in Tenant’s leasehold improvements, heating, ventilating and air conditioning equipment maintained by Tenant, trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, and alterations, additions or changes made by Tenant pursuant to Section 25, in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the standard form of “special form” fire and casualty insurance policy. Any policy proceeds from such insurance shall be held in trust by Tenant’s insurance company for the repair, construction and restoration or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Section 26 of this Lease.

(3) Workers’ Compensation and Employer’s Liability insurance affording statutory coverage and containing statutory limits with the Employer’s Liability portion thereof to have minimum limits of $500,000.00.

(4) Business Interruption Insurance equal to not less than fifty percent (50%) of the estimated gross earnings (as defined in the standard form of business interruption insurance policy) of Tenant at the Premises which insurance shall be issued on a “special form” basis (or its equivalent).

(b) All policies of the insurance provided for in Section 29(a) above shall be issued in form acceptable to Landlord by insurance companies with a rating and financial size of not less than A-VIII in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Building is located. Each and every such policy:

(1) shall name Landlord as an additional insured (as well as any mortgagee of Landlord and any other party reasonably designated by Landlord to Tenant by notice in the manner provided under this Lease), except with respect to the insurance described in Section 29(a)(3) above;

(2) shall (and a certificate thereof shall be delivered to Landlord at or prior to the execution of the Lease) be delivered to each of Landlord and any such other parties in interest within thirty (30) days after delivery of possession of the Premises to Tenant and thereafter within five (5) days after the inception (or renewal) of each new policy, and as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(3) shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing (and ten days in the case of non-payment) in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and

(4) shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(c) Any insurance provided for in Section 29(a) may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:

(1) Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;

(2) the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance; and

(3) the requirements set forth in this Section 29 are otherwise satisfied.

(d) During the Term hereof, Landlord shall in a manner comparable to other comparable office buildings in the commercial market where the Building is located keep in effect (i) commercial property insurance on the Building, its fixtures and equipment, and rent loss insurance for a period and amount of not less than one (1) year of rent (such commercial property insurance policy shall, at a minimum, cover the perils insured under the ISO special causes of loss form which provides “special form” coverage, and include replacement cost coverage and flood insurance for the Property), and (ii) a policy or policies of commercial general liability insurance insuring against liability arising out of the risks of death, bodily injury, property damage and personal injury liability with respect to the Building and Property; provided, however, no policies of insurance carried by Landlord shall insure any of Tenant’s personal property, fixtures and/or equipment and Tenant shall be solely responsible for insuring against loss or damage to same from any cause.

(e) Notwithstanding anything to the contrary set forth hereinabove, Landlord and ‘Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by “special form” property insurance of the type described in Section 29(a)(2) and Section 29(d)(i) above. Each party shall also be responsible for the payment of any deductible amounts required to be paid under the applicable “special form” fire and casualty insurance carried by the party whose property is damaged. These waivers shall apply if the damage would have been covered by a customary “special form” insurance policy, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by “special form” insurance of the type described in Section 29(a)(2) and Section 29(d)(i). Each such policy shall include a waiver of all rights of subrogation by the insurance carrier against the other party, its agents and employees with respect to property damage covered by the applicable “special form” fire and casualty insurance policy.

30. Indemnities. Tenant does hereby indemnify and save harmless Landlord against all claims for damages to persons or property which are caused anywhere in the Building or on the Property by the negligence or willful misconduct of Tenant, its agents or employees or which occur in the Premises (or arise out of actions taking place in the Premises) except to the extent that such damage is caused by the negligence or willful misconduct of Landlord, its agents, or employees. Landlord does hereby indemnify and hold Tenant harmless against all claims for damage to persons or property to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees which occur on the Property or common areas of the Building except to the extent that such damage is caused by the negligence or willful misconduct of Tenant, its agents or employees. The indemnities set forth hereinabove shall include the application to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorney’s fees. The indemnities contained herein do not override the waivers contained in Section 29(e) above.

31. Acceptance and Waiver. Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents and employees (but subject to the insurance provisions in Section 29 above), Landlord shall not be liable to Tenant, its agents, employees, guests or invitees (and, if Tenant is a corporation, its officers, agents, employees, guests or invitees) for any damage caused to any of them due to the Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, or from electricity, but Tenant, by moving into the Premises and taking possession thereof, shall accept, and shall be held to have accepted the Premises as suitable for the purposes for which the same are leased, and shall accept and shall be held to have accepted the Building and every appurtenance thereof, and Tenant by said act waives any and all defects therein; provided, however, that this Section shall not preclude Tenant from seeking recovery from any third party other than Landlord, its agents and employees responsible for such damage or injury or such third party’s insurance policy or policies providing coverage therefor.

32. Tenant’s Estoppel. Tenant shall, from time to time, upon not less than ten (10) days prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Tenant is not in default hereunder and whether Tenant has any offsets or defenses against Landlord under this Lease, and whether or not to the best of Tenant’s knowledge Landlord is in default hereunder (and if so, specifying the nature of the default), and such other matters as Landlord shall reasonably request, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord’s interest or by a mortgagee of Landlord’s interest or assignee of any security deed upon Landlord’s interest in the Premises.

G.	Default/Remedies/Surrender/Holding Over

33. Notices. Any notice which is required or permitted to be given by either party under this Lease shall be in writing and must be given only by certified mail, return receipt requested, by hand delivery or by nationally recognized overnight courier service at the addresses set forth in Paragraph 13 of the Basic Lease Provisions. Each party shall further use reasonable efforts to provide the other party with a courtesy copy of any notice by fax and by electronic mail. Any such notice shall be deemed given on the earlier of two business days after the date sent in accordance with one of the permitted methods described above or the date of actual receipt thereof, provided that receipt of notice solely by fax or electronic mail shall not be deemed to be delivery of notice hereunder. The time period for responding to any such notice shall begin on the date the notice is actually received, but refusal to accept delivery or inability to accomplish delivery because the party can no longer be found at the then current notice address, shall be deemed receipt. Either party may change its notice address by notice to the other party in accordance with the terms of this Section 33. The initial notice addresses for each party are set forth in the Basic Lease Provisions.

34. Abandonment of Premises. Tenant agrees not to abandon or vacate the Premises during the Term of this Lease. If Tenant does abandon or vacate the Premises for more than ninety (90) consecutive days, Landlord may terminate this Lease, by written notice to Tenant at any time prior to Tenant reoccupying the Premises, but such termination shall not entitle Landlord to pursue any other remedies unless an uncured Default then exists, in which ease Landlord may pursue any and all remedies provided by this Lease, at law or in equity.

35. Default. If Tenant shall default in the payment of Rent herein reserved when due and fails to cure such default within three (3) days after written notice of such default is given to Tenant by Landlord; or if Tenant shall be in default in performing any of the terms or provisions of this Lease other than the provisions requiring the payment of Rent, and fails to cure such non-monetary default within thirty (30) days after written notice of such default is given to Tenant by Landlord, provided however that if such non-monetary default is of such a nature that it cannot through the exercise of diligent and reasonable efforts be cured within thirty (30) days, then Tenant shall not be in default in such instance if Tenant promptly commences and diligently pursues the cure of such non-monetary default to completion as soon as possible and in all events within ninety (90) days after such initial notice; or if Tenant is adjudicated a bankrupt; or if a permanent receiver is appointed for Tenant’s property and such receiver is not removed within sixty (60) days after appointment thereof, or if, whether voluntarily or involuntarily, Tenant takes advantage of any debtor relief proceedings under any present or future laws, whereby the Rent or any part thereof, is, or is proposed to be, reduced or payment thereof deferred; or if Tenant’s effects should be levied upon or attached and such levy or attachment is not satisfied or dissolved within thirty (30) days after such levy or attachment; or, if Tenant is an individual, in the event of the death of the individual and the failure of the executor, administrator or personal representative of the estate of the deceased individual to have assigned the Lease within three (3) months after such death to an assignee approved by Landlord; then, and in any of such events, Landlord, at its option, may exercise any or all of the remedies set forth in Section 36 below.

36. Landlord’s Remedies. Upon the occurrence of any default set forth in Section 35 above which is not cured by Tenant within the applicable cure period provided therein, if any, Landlord may exercise all or any of the following remedies:

(a) Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from tenant:

(1) The worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(2) The worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(3) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(4) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: Unreimbursed Leasehold Improvement Costs (as defined below); attorneys’ fees; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Tenant’s alterations, additions, leasehold improvements and any other items which Tenant is required under this Lease to remove but does not remove. As used herein, the term “Unreimbursed Leasehold Improvement Costs” shall mean the product when multiplying (i) the sum of any leasehold improvement allowance plus any other costs provided, paid or incurred by Landlord in connection with the design and construction of the initial leasehold improvements installed in the Premises, by (ii) the fraction, the numerator of which is the number of months of the Term not yet elapsed as of the date on which this Lease is terminated (excluding any unexercised extension or renewal option(s)), and the denominator of which is the total number of months of the Term (excluding any unexercised extension or renewal option(s)). For example, if the total costs paid or incurred by Landlord with respect to the initial leasehold improvements were $100,000.00, the Term were sixty (60) months, and the Lease were terminated by reason of Tenant’s default at the end of twelve (12) months, the Unreimbursed Leasehold Improvement Costs would be equal to $80,000.00 (i.e., $80,000.00 equals $100,000.00 x 48/60).

(5) As used in Subsections (1) and (2) above, the “worth at the time of award” is computed by allowing interest at ten percent (10%) per annum. As used in Subsection (3) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b) Landlord shall have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of pursuant to this Lease or any other procedures permitted by applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 36(b), and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant by Landlord or unless the termination of this Lease is decreed by a court of competent jurisdiction.

(c) Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Premises. The foregoing remedy shall also be available to Landlord pursuant to California Civil Code Section 1951.4 (which provides that a landlord may continue a lease in effect after the tenant’s breach and abandonment and recover rent as it becomes due, if the tenant has the right to sublet or assign, subject only to reasonable limitations) and any successor statute thereof in the event Tenant has abandoned the Premises. In the event Landlord elects to continue this Lease in full force and effect pursuant to this Section 36(c), then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due. Landlord’s election not to terminate this Lease pursuant to this Section 36(c) or pursuant to any other provision of this Lease, at law or in equity, shall not preclude Landlord from subsequently electing to terminate this Lease or pursuing any of its other remedies.

(d) Without terminating this Lease, and without notice to Tenant, Landlord may in its own name, but as agent for Tenant enter into and take possession of the Premises and re-let the Premises, or any portion thereof, as agent of Tenant, upon any terms and conditions as Landlord may deem necessary or desirable (Landlord shall have no obligation to attempt to re-let the Premises or any part thereof except to the extent required by applicable law). Upon any such re-letting, all rentals received by Landlord from such re-letting shall be applied first to the costs incurred by Landlord in accomplishing any such re-letting, and thereafter shall be applied to the Rent owed by Tenant to Landlord during the remainder of the Term of this Lease and Tenant shall pay any deficiency between the remaining Rent due hereunder and the amount received by such re-letting as and when due hereunder.

All rights, options and remedies of Landlord contained in this Section 36 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Section 36 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

37. Service of Notice. Except as otherwise provided by law, Tenant hereby appoints as its agent to receive the service of all unlawful detainer proceedings and notices, the person in charge of or occupying the Premises at the time of such proceeding or notice; and if no person be in charge or occupying the Premises, then such service may be made by attaching the same to the front entrance of the Premises.

38. Advertising. Landlord may advertise the Premises as being “For Rent” at any time following a default by Tenant which remains uncured and at any time within one hundred eighty (180) days prior to the expiration, cancellation or termination of this Lease for any reason and during any such periods Landlord may exhibit the Premises to prospective tenants upon prior reasonable notice to Tenant.

39. Surrender of Premises. Whenever under the terms hereof Landlord is entitled to possession of the Premises, Tenant at once shall surrender the Premises and the keys thereto to Landlord in the same condition as on the Commencement Date hereof, natural wear and tear only excepted, and Tenant shall remove all of its personal property therefrom and shall, if directed to do so by Landlord (subject to the provisions of Section 25 above), remove all improvements and restore the Premises to its original condition prior to the construction of any improvements which have been made therein by or on behalf of Tenant, including any improvements made prior to the Commencement Date. Landlord may forthwith re-enter the Premises and repossess itself thereof and remove all persons and effects therefrom, using such force as may be reasonably necessary without being guilty of forcible entry, detainer, trespass or other tort. Tenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Term of this Lease. If the last day of the Term of this Lease or any renewal falls on a Saturday, Sunday or a legal holiday, this Lease shall expire on the business day immediately preceding.

40. Cleaning Premises. Upon vacating the Premises, Tenant agrees to return the Premises to Landlord broom clean and in the same condition when Tenant’s possession commenced, ordinary wear and tear excepted, regardless of whether any Security Deposit (as defined in Section 11 above) has been forfeited.

41. Removal of Fixtures. If Tenant is not in default hereunder, Tenant may, prior to the expiration of the Term of this Lease, or any extension thereof, remove any fixtures and equipment which Tenant has placed in the Premises which can be removed without significant damage to the Premises, provided Tenant promptly repairs all damages to the Premises caused by such removal.

42. Holding Over. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or of any renewal term, with Landlord’s written consent, Tenant shall be a tenant at will and such tenancy shall be subject to all the provisions hereof, except that the monthly rental shall be at the higher of 150% of the monthly Base Rent payable hereunder upon such expiration of the Term hereof, or of any renewal term, or 150% of the then current fair market rental value of the Premises as the same would be adjusted pursuant to the provisions of Sections 7 and 8 hereof. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or any renewal term, without Landlord’s written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord without any notice, but Tenant shall be obligated to pay rent for such period that Tenant holds over without written consent at the same rate provided in the previous sentence and shall also be liable for any and all other damages Landlord suffers as a result of such holdover including, without limitation, the loss of a prospective tenant for such space. There shall be no renewal of this Lease by operation of law or otherwise. Nothing in this Section shall be construed as a consent by Landlord for any holding over by Tenant after the expiration of the Term hereof, or any renewal term.

43. Attorneys’ Fees. In case Landlord shall, without fault on its part, be made a party to any litigation commenced by or against Tenant, then Tenant shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by Landlord in connection with such litigation. In the event of any action, suit or proceeding brought by Landlord or Tenant to enforce any of the other’s covenants and agreements in this Lease, the prevailing party shall be entitled to recover from the non-prevailing party any costs, expenses and reasonable attorneys’ fees incurred in connection with such action, suit or proceeding.

44. Mortgagee’s Rights.

(a) Tenant agrees that this Lease shall be subject and subordinate (i) to any mortgage, deed of trust or other security interest now encumbering the Property and to all advances which may be hereafter made, to the full extent of all debts and charges secured thereby and to all renewals or extensions of any part thereof, and to any mortgage, deed of trust or other security interest which any owner of the Property may hereafter, at any time, elect to place on the Property; (ii) to any assignment of Landlord’s interest in the leases and rents from the Building or Property which includes the Lease which now exists or which any owner of the Property may hereafter, at any time, elect to place on the Property; and (iii) to any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of the Property which now exists or any owner of the Property may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as “Security Documents”). Tenant agrees upon request of the holder of any Security Documents (“Holder”) to hereafter execute any documents which the counsel for Landlord or Holder may reasonably deem necessary to evidence the subordination of the Lease to the Security Documents. Within ten (10) days after request therefor, if Tenant fails to execute any such requested documents, Landlord or Holder is hereby empowered to execute such documents in the name of Tenant evidencing such subordination, as the act and deed of Tenant, and this authority is hereby declared to be coupled with an interest and not revocable.

(b) In the event of a foreclosure pursuant to any Security Documents, Tenant shall at the election of the Landlord, thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure (“Purchaser”), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of Holder, any instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.

(c) If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under the Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise for the non-performance of any agreement contained in the Lease, for the recovery of Rent or for any other default or event of default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord. Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (i) liable for any act or omission of any prior Landlord (including Landlord) unless such act or omission is of a continuing nature; or (ii) subject to any offsets or defenses which Tenant might have against any prior Landlord (including Landlord); or (iii) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or (iv) bound by any amendment or modification of the Lease made without its consent.

(d) Notwithstanding anything to the contrary set forth in this Section 44, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document. No documentation, other than written notice to Tenant, shall be required to evidence that the Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that the Lease has been made superior and prior to the Security Documents.

H.	Landlord Entry/Relocation/Assignment and Subletting

45. Entering Premises. Landlord may enter the Premises at reasonable hours provided that Landlord’s entry shall not unreasonably interrupt Tenant’s business operations and that prior notice is given when reasonably possible (and, if in the opinion of Landlord any emergency exists, at any time and without notice): (a) to make repairs, perform maintenance and provide other services described in Section 23 above (no prior notice is required to provide routine services) which Landlord is obligated to make to the Premises or the Building pursuant to the terms of this Lease or to the other premises within the Building pursuant to the leases of other tenants, if any; (b) to inspect the Premises in order to confirm that Tenant is complying with all of the terms and conditions of this Lease and with the rules and regulations hereof; (c) to remove from the Premises any articles or signs kept or exhibited therein in violation of the terms hereof; (d) to perform the Landlord Work; and (e) to exercise any other right or perform any other obligation that Landlord has under this Lease. Landlord shall be allowed to take all material into and upon the Premises that may be required to make any repairs, improvements and additions, or any alterations, without in any way being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant. The Rent reserved herein shall not abate while such repairs, alterations or additions are being made and Tenant shall not be entitled to maintain a set-off or counterclaim for damages against Landlord by reason of loss from interruption to the business of Tenant because of the prosecution of any such work. Unless any work would unreasonably interfere with Tenant’s use of the Premises if performed during business hours, all such repairs, decorations, additions and improvements shall be done during ordinary business hours, or, if any such work is at the request of Tenant to be done during any other hours, the Tenant shall pay all overtime and other extra costs.

46. Relocation. At any time or from time to time during the Term or any renewal thereof, Landlord shall have the unrestricted right to relocate Tenant from the Premises to any other space in the Building. Landlord shall provide Tenant at least ninety (90) days’ prior written notice of any such relocation and Landlord shall reimburse Tenant for all reasonable expenses incurred by Tenant in connection with such relocation including moving expenses, telecommunications and data cabling and hookup and the cost of a reasonable supply of replacement stationery. Landlord shall, at its sole expense, renovate or construct improvements in the relocation space that are substantially similar to those in the Premises. Following any such relocation, Landlord and Tenant shall enter into an amendment to this Lease to reflect that the Premises consists of such relocation space. All other terms and conditions of the Lease shall remain unchanged following such relocation.

47. Access to Premises. Subject to all of the terms and conditions of this Lease, including the Rules and Regulations attached hereto as Exhibit “D” and all applicable laws, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

48. Assignment and Subletting. Tenant may not, without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. In the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by stock transfer, merger, operation of law or otherwise) shall be considered an assignment for purposes of this paragraph and shall require Landlord’s prior written consent. Consent to one assignment or sublease shall not destroy or waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord. Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder, without relieving Tenant’s liability hereunder and, in the event of any default by Tenant under this Lease, Landlord may, at its option, but without any obligation to do so, elect to treat such sublease or assignment as a direct Lease with Landlord and collect rent directly from the subtenant. In addition, upon any request by Tenant for Landlord’s consent to an assignment or sublease, Landlord may elect to terminate this Lease and recapture all of the Premises (in the event of an assignment request) or the applicable portion of the Premises (in the event of a subleasing request). If Tenant desires to assign or sublease, Tenant shall provide written notice to Landlord describing the proposed transaction in detail and providing all documentation (including detailed financial information for the proposed assignee or subtenant) reasonably necessary to permit Landlord to evaluate the proposed transaction. Landlord shall notify Tenant within fifteen (15) days after Landlord’s receipt of such notice whether Landlord elects to exercise Landlord’s recapture right and, if not, whether Landlord consents to the requested assignment or sublease. If Landlord fails to respond within such fifteen (15) day period, Landlord will be deemed not to have elected to recapture and to have consented to the assignment or sublease. If Landlord does consent or is deemed to have consented to any assignment or sublease request and the assignee or subtenant pays to Tenant an amount in excess of the Rent due under this Lease (after deducting Tenant’s reasonable, actual expenses in obtaining such assignment or sublease, including but not limited to legal fees, brokerage commissions and tenant improvement costs, amortized in equal monthly installments over the then remainder of the Term), Tenant shall pay 50% of such excess to Landlord as and when the monthly payments are received by Tenant. Any subletting or assignment hereunder shall not release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall continue fully liable thereunder. Any subtenant or subtenants or assignee shall agree in a form reasonably satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease to the extent of the space sublet or assigned, and Tenant shall deliver to Landlord promptly after execution, an executed copy of each such sublease or assignment and an agreement of compliance by each such subtenant or assignee. Tenant agrees to pay to Landlord all reasonable out-of-pocket costs incurred by Landlord (including fees paid to consultants (as may be required) and attorneys) in connection with any request by Tenant for Landlord to consent to any assignment or subletting by Tenant.

I.	Sale of Building; Limitation of Liability

49. Sale. In the event the original Landlord hereunder, or any successor owner of the Building, shall sell or convey the Building, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to such new owner.

50. Limitation of Liability. Landlord’s obligations and liability with respect to this Lease shall be limited solely to Landlord’s interest in the Building, as such interest is constituted from time to time, and neither Landlord nor any partner of Landlord, or any officer, director, shareholder, or partner or member of any partner or member of Landlord, shall have any individual or personal liability whatsoever with respect to this Lease.

J.	Brokers/Construction/Authority

51. Broker Disclosure. Landlord represents that Landlord has dealt with no broker on this transaction. Landlord agrees that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend and hold Tenant harmless from any such claim. Tenant represents that Tenant has dealt with no broker other than the broker(s) identified herein. Tenant agrees that, if any other broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend and hold Landlord harmless from any such claim. Tenant will cause Tenant’s broker to execute a customary lien waiver, adequate under applicable law, to extinguish any lien claims such broker may have in connection with this Lease.

52. Definitions. “Landlord,” as used in this Lease, shall include the party named in the first paragraph hereof, its representatives, assigns and successors in title to the Premises. “Tenant” shall include the party named in the first paragraph hereof, its heirs and representatives, and, if this Lease shall be validly assigned or sublet, shall also include Tenant’s assignees or subtenants, as to the Premises, or portion thereof, covered by such assignment or sublease. “Landlord” and “Tenant” include male and female, singular and plural, corporation, partnership, limited liability company (and the officers, members, partners, employees or agents of any such entities) or individual, as may fit the particular parties.

53. Construction of this Agreement. No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant of its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand exact compliance with the terms hereof. Time is of the essence of this Lease.

54. No Estate In Land. This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a right of use, not subject to levy or sale, and not assignable by Tenant except with Landlord’s consent. Tenant shall have no right to record this Lease or a short form or memorandum hereof in the Official Records of the County in which the Property is located, and any such recordation shall constitute an immediate default under this Lease with no obligation of notice or right of cure.

55. Paragraph Titles; Severability. The paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the paragraph to which they refer. Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity. If any paragraph or provision herein is held invalid by a court of competent jurisdiction, all other paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.

56. Cumulative Rights. All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative but not restrictive to those given by law.

57. Waiver of Jury Trial. To the extent permitted by applicable law, Landlord and Tenant shall and do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any statutory remedy.

58. Entire Agreement. This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

59. Submission of Agreement. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.

60. Authority. If Tenant executes this Lease as a corporation, limited partnership, limited liability company or any other type of entity, each of the persons executing this Lease on behalf of Tenant does hereby personally represent and warrant that Tenant is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant is qualified to do business in the state where the Building is located, that Tenant has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant is authorized to do so. In the event any such representation and warranty is false, all persons who execute this Lease shall be individually, jointly and severally, liable as Tenant. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing representations and warranties.

61. Guaranty. [Not Applicable].

EXHIBIT “A”

PROPERTY

PARCELS 3 AND 4 OF PARCEL MAP NO. 6385, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, SEPTEMBER 27, 1977.

APN: 310-120-28 & 29

A-1

EXHIBIT “A-1”

PREMISES

A-1-1

EXHIBIT “B”

DESCRIPTION OF THE LANDLORD WORK

1. Landlord Work. Landlord shall be responsible for constructing the tenant improvements in the Premises (“Tenant Improvements”) in accordance with the scope of work (the “Scope of Work”) and space plan (the “Space Plan”) attached hereto as Exhibit “B-1” and Exhibit “B-2”, respectively (the “Landlord Work”). Tenant hereby approves the Scope of Work and the Space Plan and Landlord shall develop plans and specifications for the completion of the Tenant Improvements in accordance with the Scope of Work and Space Plan. Landlord may make such changes and additions to such plans and specifications as is reasonably necessary to comply with applicable law, regulations or private restrictions to which the Property is subject, without the requirement of additional consent of Tenant, which shall not constitute a Change (defined below) for which Tenant is responsible unless made necessary as part of a Tenant-initiated Change.

2. Tenant’s Liability for Excess Costs. In the event Tenant requests changes or additions (“Changes”) to the Tenant Improvements described above, Landlord shall consider any such Change in its sole discretion. In the event Landlord agrees to incorporate any such Changes into the Tenant Improvements, Tenant shall be solely responsible for any increase in costs or expenses related to such Changes and shall deposit with Landlord the full amount reasonably determined by Landlord prior to Landlord undertaking construction of any such Change provided that Tenant shall remain liable for all costs and expenses incurred by Landlord in connection with such Change notwithstanding such deposit, all of which shall be payable to Landlord upon demand. In no event shall the Commencement Date be extended due to the incorporation any Changes into the Tenant Improvements at Tenant’s request.

3. Future Work. Landlord does not covenant to perform any Landlord Work with respect to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Lease Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EXHIBIT “B-1”

SCOPE OF WORK

“As-Is” with the following additional improvements:

•	Emergency exit lighting as required

•	4 private offices

•	one moveable wall solution in one of the offices.

•	locks installed on 2 office doors. One brought from previous space, one purchased by Tenant.

•	Kitchen / Break area with approximately 10’ of casework including one sink and required connections and space for a refrigerator

•	IT closet

•	Power

•	2 each 110v convenience power in each office and 2 each 110v power boxes dropped from ceiling or wall feeds to cubicle/workstations

•	Allowance of 15 ring and string for future data cable and device installation.

•	Paint

•	outside of private offices Tenant selected color (as depicted in space plan)

•	one wall in each of (3) offices shall be cork in lieu of painting. Cork and installation materials shall be purchased at Tenant’s expense

•	Kitchen / Lounge area separation wall

•	Approximately 20 linear feet of 5 foot tall architectural wall (as depicted in space plan)

•	1 Roll-Up Door

•	Ceiling Fans

•	installation of 3 ceiling fans, fans purchased by Tenant.

•	installation of 1 ceiling fan in each of 1 private office, fans purchased by Tenant.

•	Window Coverings

•	window coverings for interior offices transferred from existing space installed in new space.

•	Interior Lighting

•	Landlord and Tenant to agree that lighting is sufficient to conduct business.

EXHIBIT “B-2”

APPROVED SPACE PLAN

EXHIBIT “C”

SUBSTANTIAL COMPLETION/ACCEPTANCE LETTER

Date

Re:	Lease dated as of , , by and between Landlord, and , as Tenant, for rentable square feet on the floor of the Building located at .

Dear                     :

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1.	The Commencement Date of the Term of the Lease is ;

2.	The Termination Date of the Term of the Lease is .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,	Agreed and Accepted:

Tenant:
Property Manager

By:
Name:
Title:
Address:

C-1

FIRST AMENDMENT TO LEASE

3560 Dunhill Street, Suite 120, San Diego, CA 92121

This First Amendment to Lease (this “First Amendment”) is made as of the 19th day of February, 2014 (the “Effective Date”), by and between ROIM, INC., a Delaware corporation (“Tenant”), and ROSELLE-DUNHILL LLC, a California limited liability company (“Landlord”), with reference to the following recitals:

WHEREAS, Landlord and Tenant previously entered into that certain Office Lease Agreement dated as of October 8, 2010 (the “Lease”), pursuant to which Landlord leased to Tenant 3,302 square feet located at 3560 Dunhill Street, Suite 120, San Diego, CA 92121 (the “Premises”), as further described in the Lease;

WHEREAS, the initial Term of the Lease commenced December 1, 2010 and ends February 28, 2014;

WHEREAS, Landlord and Tenant desire to amend and modify the Lease as set forth in this First Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Defined Terms. Unless otherwise defined in this First Amendment, all capitalized terms of this First Amendment (including the above recitals, which are incorporated and made a part of this First Amendment) shall have the meaning ascribed to such terms in the Lease.

2. Extension of Lease. The existing Lease Term shall be extended for a period of fifty-two (52) months (the “Extended Term”). As of the Effective Date, Tenant has no additional Extension Options to extend the Lease Term.

3. Landlord’s Work. Tenant acknowledges that Tenant, pursuant to the terms of the Lease, accepts the Premises on an “AS-IS” condition, subject, however, to the completion of Landlord’s Work as provided in the attached Exhibit A. Landlord will use all commercially reasonable efforts to complete Landlord’s Work in a timely manner, provided, however, that Landlord shall not be liable for any delay in the completion of the Landlord Work due to a Tenant Delay.

4. Base Rent. During the Extended Term, the monthly Base Rent for the Premises shall be as set forth on the chart below; provided that so long as Tenant is not in default under this Lease, Landlord shall grant Tenant four (4) months of rental abatement in an amount equal to the monthly Base Rent (or $7,759.70/month) to occur during months two (2) through five (5) of the Extended Term:

Extended Term Period	Rent PSF	Monthly Base Rent
Months 1-12	$2.35	$7,759.70
Months 13-24	$2.42	$7,992.49
Months 25-36	$2.49	$8,232.27
Months 37-48	$2.57	$8,479.23
Months 49-52	$2.64	$8,733.61

5. Lease Incentives. Without limiting any other provisions of this Lease, if Tenant is in monetary or material default under this Lease past any applicable notice and cure periods at any time

Signature Page to First Amendment to Lease	3560 Dunhill Street, Suite 120
San Diego, CA 92121

during the Lease Term, including the Extended Term, and if Landlord has given Tenant any lease incentives or other inducements or consideration in connection with this Lease (“Incentives”), including without limitation, any abatement of rent provided for in Section 4 above, then the Incentives will terminate and Landlord may recover from Tenant the value of all such Incentives received by Tenant in addition to all other damages recoverable by Landlord pursuant to the provisions of this Lease.

6. Counterparts. This First Amendment may be executed in multiple counterparts and by facsimile transmission which, taken together, shall constitute a single document.

7. Tenant Certification. By execution of this First Amendment, Tenant hereby certifies that as of Effective Date, and to the best of Tenant’s knowledge, Landlord is not in default of the performance of its obligations pursuant to the Lease, and Tenant has no claim, defense, or offset with respect to the Lease.

8. Incorporation. Except as modified by this First Amendment, all other terms and conditions of the Lease between the parties above described shall continue in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the Effective Date.

LANDLORD:		TENANT:

ROSELLE-DUNHILL LLC,		ROIM, INC.,
a California limited liability company		a Delaware corporation

By:	/s/ Dennis Cruzan	By:	/s/ Dane Bustrum
Name:	Dennis Cruzan	Name:	Dane Bustrum
Title:	Member	Title:	Vice President, Operations

EXHIBIT A

DESCRIPTION OF THE LANDLORD WORK

1.	Landlord Work. Landlord shall be responsible for constructing the Tenant Improvements in accordance with the scope of work (the “Scope of Work”) and space plan (the “Space Plan”) attached hereto as Exhibit A-l and Exhibit A-2, respectively (the “Landlord Work”); provided, however that any additional costs incurred by Landlord in excess of maximum or “not to exceed” amount identified for any items of work on Exhibit A-1 to complete the applicable Tenant Improvements shall be payable by Tenant upon completion of the Tenant Improvements. Tenant hereby approves the Scope of Work and the Space Plan and Landlord shall develop plans and specifications for the completion of the Tenant Improvements in accordance with the Scope of Work and Space Plan. Landlord may make such changes and additions to such plans and specifications as is reasonably necessary to comply with applicable law, regulations or private restrictions to which the Property is subject, without the requirement of additional consent of Tenant, which shall not constitute a Change (defined below) for which Tenant is responsible unless made necessary as part of a Tenant-initiated Change.

2.	Tenant’s Liability for Changes. In addition, in the event Tenant requests changes or additions (“Changes”) to the Tenant Improvements described above, Landlord shall consider any such Change in its sole discretion. In the event Landlord agrees to incorporate any such Changes into the Tenant Improvements, Tenant shall be solely responsible for any increase in costs or expenses related to such Changes and shall deposit with Landlord the full amount reasonably determined by Landlord prior to Landlord undertaking construction of any such Change provided that Tenant shall remain liable for all costs and expenses incurred by Landlord in connection with such Change notwithstanding such deposit, all of which shall be payable to Landlord upon demand.

First Amendment to Lease	3560 Dunhill Street, Suite 120
San Diego, CA 92121

EXHIBIT A-1

SCOPE OF WORK

“AS-IS” with the following additional improvements, utilizing Building standard materials, finishes and quantities, and in accordance with the Space Plan:

(1)	New Dishwasher and Millwork (subject to NTE $4,000);

(2)	New Sink Faucet in Kitchen;

(3)	Soundproofing Carpet Tiles in Conference Room;

(4)	HVAC Review of Second Interior Office (*Subject to a site visit by MSC);

(5)	Paint (One Color) of Three Walls.

First Amendment to Lease	3560 Dunhill Street, Suite 120
San Diego, CA 92121

EXHIBIT A-2

APPROVED SPACE PLAN

3560 Dunhill Street, Suite 120

First Amendment to Lease	3560 Dunhill Street, Suite 120
San Diego, CA 92121

EXHIBIT B

SUBSTANTIAL COMPLETION/ACCEPTANCE LETTER

Date:             , 2014

Re:	Lease dated October 8, 2010, as amended by the First Amendment thereto dated January 31, 2014, by and between ROIM, INC., as Tenant, for the Premises located at 3560 Dunhill Street, Suite 120, San Diego, CA 92121

Dear Tenant:

In accordance with the terms and conditions of the above-referenced Lease, Tenant accepts possession of the Premises and agrees:

1.	The Commencement Date of the Extended Term of the Lease is , 2014.

2.	The Termination Date of the Extended Term of the Lease is , 2014.

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all three (3) counterparts of this Commencement Letter in the space provided and returning two (2) executed counterparts to my attention.

Sincerely,

Dennis Cruzan

Agree and Accepted:

ROIM, INC.,
a Delaware corporation

By:
Name:
Title:

First Amendment to Lease	3560 Dunhill Street, Suite 120
San Diego, CA 92121

EXHIBIT “C”

SUBSTANTIAL COMPLETION/ACCEPTANCE LETTER

Date: December 1, 2010

Re:	Lease dated as of October 8, 2010, by and between Landlord, and ROIM, Inc., as Tenant, for the Premises located at 3560 Dunhill Street, Suite 120, San Diego, CA 92121.

Dear Tenant:

In accordance with the terms and conditions of the above-referenced Lease, Tenant accepts possession of the Premises and agrees:

1.	The Commencement Date of the Lease is December 1, 2010;

2.	The Termination Date of the Lease is February 28, 2014;

3.	Under Item 2 of the Basic Lease Provisions, Rentable Square Feet shall read 3,302;

4.	Item 4 of the Basic Lease Provisions, Base Rent, is hereby amended as follows:

Lease Year	Monthly Rate per RSF	Monthly Installment
12/l/l0 – 12/31/10	$1.85	$6,108.70
1/1/11 – 3/31/11	$0.00	$0.00
4/1/11 – 11/30/11	$1.85	$6,108.70
12/1/11 – 11/30/12	$1.91	$6,291.96
12/1/12 – 11/30/13	$1.96	$6,480.72
12/1/13 – 2/28/14	$2.02	$6,675.14

5.	Item 7 of the Basic Lease Provisions, Tenant’s Share, is hereby amended to read 23.42%;

6.	Item 8 of the Basic Lease Provisions, Security Deposit, shall be amended to read $6,675.14. Pursuant to Section 11 of the Lease, Tenant’s Original Security Deposit has been applied towards the Security Deposit. Tenant has paid an additional $722.41 to total $6,675.14.

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all three (3) counterparts of this Commencement Letter in the space provided and returning two (2) executed counterparts to my attention.

Sincerely,	Agreed and Accepted:

/s/ Cindy Jacob	ROIM, Inc.
Cindy Jacob
Property Manager
	By:	/s/ Patrick Lennon
	Name:	Patrick Lennon
	Title:	Co-Ceo

C-1

SECOND AMENDMENT TO LEASE

3560 Dunhill Street, Suite 120, San Diego, CA 92121

This Second Amendment to Lease (this “Second Amendment”) is made effective as of the 24st day of April, 2014 (the “Effective Date”), by and between ROIM, INC., a Delaware corporation (“Tenant”), and ROSELLE-DUNHILL LLC, a California limited liability company (“Landlord”), with reference to the following recitals:

WHEREAS, Landlord and Tenant previously entered into that certain Office Lease Agreement dated as of October 8, 2010 (the “Original Lease”), as amended by the First Amendment thereto dated February 19, 2014 (the “First Amendment” and together with the Original Lease, the “Lease”), pursuant to which Landlord leased to Tenant 3,302 square feet located at 3560 Dunhill Street, Suite 120, San Diego, CA 92121 (the “Existing Premises”), as further described in the Lease;

WHEREAS, Tenant desires to expand the Existing Premises to include an additional 1,598 square feet in the Building currently known as Suite 150 (the “Expansion Space). Accordingly, Landlord and Tenant desire to amend and modify the Lease as set forth in this Second Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Defined Terms. Unless otherwise defined in this Second Amendment, all capitalized terms of this Second Amendment (including the above recitals, which are incorporated and made a part of this Second Amendment) shall have the meaning ascribed to such terms in the Lease.

2. Term for Expansion Space. The Lease Term for the Expansion Space shall commence on May 1, 2014 (the “Expansion Effective Date”) and shall otherwise be coterminous with the Extended Term of the Existing Premises.

3. Expansion of Premises. As of the Expansion Effective Date, the “Premises” under the Lease is hereby amended and increased to include the Expansion Space and the term “Premises” shall refer to the Existing Premises and the Expansion Space, collectively, consisting of 4,900 rentable square feet. The Premises shall be designated as Suite 120 of the Building.

4. Landlord’s Work. Tenant acknowledges that Tenant, pursuant to the terms of the Lease, accepts the Expansion Space on an “AS-IS” condition, subject, however, to the completion of Landlord’s Work as provided in the attached Exhibit A. Landlord will use all commercially reasonable efforts to complete Landlord’s Work in a timely manner, provided, however, that Landlord shall not be liable for any delay in the completion of the Landlord’s Work due to a Tenant Delay.

5. Prior Landlord’s Work Under the First Amendment. Landlord and Tenant acknowledge that as of the Effective Date certain “Landlord’s Work” as described in the First Amendment (the “Prior Work”) has not been completed and that such failure to complete the

Second Amendment to Lease	-1-	3560 Dunhill Street, Suite 120
San Diego, CA 92121

Prior Work has not been due to a Tenant Delay nor any negligence or willful misconduct by Landlord. By the execution of this Second Amendment, (i) Tenant waives all right, remedies, or claims against Landlord in connection with the foregoing Prior Work, and (ii) Landlord and Tenant further acknowledge and agree that the Landlord’s Work pursuant to the attached Exhibit A shall constitute all the currently existing Tenant Improvements in connection with the Lease.

6. Base Rent. The Base Rent per square foot for the Expansion Space shall be the same as provided for with respect to the Existing Premises under the First Amendment, provided, however, that for the first twelve (12) months following the Expansion Effective Date such Base Rent for the Expansion Space shall be $2.45 per rentable square foot. Accordingly, following the Expansion Effective Date, Tenant shall pay Base Rent with respect to the Premises as follows:

Lease Term Period	Rent PSF	Monthly Base Rent
Existing Premises
May 1, 2014 – Feb 28, 2015	$2.35	$7,759.70
March 1, 2015 – April 30, 2015	$2.42	$7,992.49
Expansion Space
May l, 2014 – April 30, 2015	$2.45	$3,915.10
Premises (Combined Existing Premises and Expansion Space)
May l, 2015 – Feb. 29, 2016	$2.42	$11,858.00
March 1, 2016 – Feb 28, 2017	$2.49	$12,216.26
March 1, 2017 – Feb 28, 2018	$2.57	$12,582.75
March 1, 2018 – June 30, 2018	$2.64	$12,960.23

7. Rent Abatement. Provided that Tenant is not in default under the Lease, Landlord shall grant Tenant, in addition to the rent abatement provided for under the First Amendment, two (2) months of rent abatement in the amount equal to the monthly Base Rent of the Expansion Space (or $3,867.16/month) to occur during the thirteenth (13th) and fourteenth (14th) month following the Expansion Effective Date (the “Rent Abatement”). Notwithstanding the Rent Abatement, Tenant shall be responsible for all utilities and operating expenses due under the Lease during the abatement period. If Tenant defaults under the Lease prior to the Lease Term, Tenant shall be responsible to repay Landlord for any unamortized portion of the Rent Abatement.

8. Tenant’s Share. Tenant’s Share commencing with the Expansion Effective Date shall be 17.23%.

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San Diego, CA 92121

9. Early Access to Expansion Space. Tenant, along with its contractors, subcontractors, agents, etc., shall be permitted to enter the Expansion Space prior to the anticipated Expansion Effective Date, with no obligation to pay rent, utilities, or operating expenses with respect to the Expansion Space (but subject to all other terms and provisions of the Lease) solely for the purpose of installing furniture, fixtures, equipment, and leasehold improvements approved by Landlord. Such prior access shall not interfere with or delay the completion of the Tenant Improvements specified herein, or result in additional costs to the Landlord.

10. Additional Security Deposit. Tenant has previously deposited with Landlord $7,272.00 as a Security Deposit under the Lease. Concurrently with Tenant’s execution of this Second Amendment, Tenant shall deposit with Landlord an additional $5,688.23 for a total Security Deposit under the Lease, as amended herein, of $12,960.23.

11. Counterparts. This Second Amendment may be executed in multiple counterparts and by facsimile transmission which, taken together, shall constitute a single document.

12. Tenant Certification. By execution of this Second Amendment, Tenant hereby certifies that as of Effective Date, and to the best of Tenant’s knowledge, Landlord is not in default of the performance of its obligations pursuant to the Lease, and Tenant has no claim, defense, or offset with respect to the Lease.

13. Incorporation. Except as modified by this Second Amendment, all other terms and conditions of the Lease between the parties above described shall continue in full force and effect.

[Remainder of page intentionally left blank; signature page follows]

Second Amendment to Lease	-3-	3560 Dunhill Street, Suite 120
San Diego, CA 92121

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the Effective Date.

LANDLORD:		TENANT:

ROSELLE-DUNHILL LLC,		ROIM, INC.,
a California limited liability company		a Delaware corporation

By:	/s/ Dennis Cruzan	By:	/s/ Patrick Lennon
Name:	Dennis Cruzan	Name:	Patrick Lennon
Title:	Member	Title:	CEO

Second Amendment to Lease	-4-	3560 Dunhill Street, Suite 120
San Diego, CA 92121

EXHIBIT A

DESCRIPTION OF THE LANDLORD WORK

1.	Landlord Work. Landlord shall be responsible for constructing the Tenant Improvements in accordance with the scope of work (the “Scope of Work”) attached hereto as Exhibit A-1, respectively (the “Landlord’s Work”); provided, however that any additional costs incurred by Landlord in excess of maximum or “not to exceed” amount identified for any items of work on Exhibit A-1 to complete the applicable Tenant Improvements shall be payable by Tenant upon completion of the Tenant Improvements. Tenant hereby approves the Scope of Work and Landlord shall develop plans and specifications for the completion of the Tenant Improvements in accordance with the Scope of Work. Landlord may make such changes and additions to such plans and specifications as is reasonably necessary to comply with applicable law, regulations or private restrictions to which the Property is subject, without the requirement of additional consent of Tenant, which shall not constitute a Change (defined below) for which Tenant is responsible unless made necessary as part of a Tenant-initiated Change.

2.	Tenant’s Liability for Chances. In addition, the event Tenant requests changes or additions (“Changes”) to the Tenant Improvements described above, Landlord shall consider any such Change in its sole discretion. In the event Landlord agrees to incorporate any such Changes into the Tenant Improvements, Tenant shall be solely responsible for any increase in costs or expenses related to such Changes and shall deposit with Landlord the full amount reasonably determined by Landlord prior to Landlord undertaking construction of any such Change provided that Tenant shall remain liable for all costs and expenses incurred by Landlord in connection with such Change notwithstanding such deposit, all of which shall be payable to Landlord upon demand.

Second Amendment to Lease	-5-	3560 Dunhill Street, Suite 120
San Diego, CA 92121

EXHIBIT A-1

SCOPE OF WORK

“AS-IS” with the following additional improvements, utilizing Building standard materials, finishes and quantities, and in accordance with the Space Plan:

•	Demolish wall to open into adjacent Suite 150.

•	Demolish millwork in Suite 150.

•	Replace metal wall with alternate material, not to exceed an aggregate cost of $500.

•	Supply power to new workstations, locations to be determined by Tenant. Tenant to provide power poles.

•	Provide ring and strings for data, tenant to provide locations and cabling.

•	Modify casework to accommodate new dishwasher.

•	Paint three existing orange walls red; Tenant to provide specific color.

•	Installation of carpet for existing conference room.

•	Touch up paint and floor sealant in Expansion Space (Suite 150).

Second Amendment to Lease	-6-	3560 Dunhill Street, Suite 120
San Diego, CA 92121

CONSENT TO ASSIGNMENT

This CONSENT TO ASSIGNMENT (this “Consent”), dated as of July 7, 2014, is made by Roselle-Dunhill LLC, a California limited liability company (“Landlord”), to and for the benefit of ROIM, Inc., a Delaware corporation (“ROIM”), ROIM Acquisition Corporation, a Delaware corporation (“RAC”), and Veritone Delaware, Inc., a Delaware corporation (“ Veritone”).

WHEREAS, Landlord and ROIM are parties to that certain Office Lease Agreement, dated October 8, 2010 (the ‘Original Lease”), as amended by a First Amendment to Lease dated February 19, 2014 and a Second Amendment to Lease dated April 24, 2014 (together with the Original Lease, the “Lease”);

WHEREAS, ROIM is currently a wholly-owned subsidiary of Brand Affinity Technologies, Inc., a Delaware corporation (“BAT’), and BAT intends to sell to RAC 100% of the issued and outstanding shares of capital stock of ROIM (the “Stock Sale”), and thereafter RAC intends to merge with and into Veritone, pursuant to which ROIM will become a wholly-owned subsidiary of Veritone (the “Merger”); and

WHEREAS, under Section 48 of the Original Lease, a transfer of a majority or controlling interest in ROIM is deemed to an assignment of the Lease which requires the prior written consent of Landlord.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. CONSENT. Landlord hereby acknowledges and consents to the deemed assignments of the Lease by ROIM to RAC and to Veritone (the “Assignment”) subject to the terms and conditions of this Consent. Landlord hereby waives any notice rights (including any applicable time periods for such notice), rights to terminate the Lease, and recapture rights relating to the Assignment only; provided, however, nothing herein shall be deemed a waiver of any of Landlord’s rights under the Lease relating to any subsequent sublease or assignment of the Lease. Landlord hereby consents to the Assignment on the following terms and conditions (which terms and conditions are hereby approved by ROIM, RAC and Veritone by virtue of their execution of this Consent):

(a) ROIM shall remain liable for the payment and performance of all obligations of the tenant under the Lease, including, without limitation, the payment of all rent and other sums specified therein;

(b) Nothing contained in this Consent shall be construed to modify or amend the Lease in any manner or be deemed a waiver by Landlord of any terms or conditions of the Lease, including, without limitation, Landlord’s right to approve any subsequent assignment or subletting of the Lease or the Premises (as defined in the Lease);

(c) Within thirty (30) days after Landlord’s delivery of an invoice therefor, ROIM shall reimburse Landlord for all reasonable out-of-pocket costs incurred by Landlord (including fees paid to any consultants and attorneys) in connection with the Assignment as provided in Section 48 of the Original Lease; and

(d) Within sixty (60) days after the date hereof, ROIM and Veritone shall each provide to Landlord updated financial statements certified by officers of each respective company, and Landlord reserves the right to increase the Security Deposit in light of (i) such financial statements or (ii) ROIM or Veritone failing to timely provide such financial statements.

2. VALIDITY. Each party hereto agrees and acknowledges that the Lease (i) is valid, (ii) is in full force and effect and (iii) will continue to be valid, in full force and effect, without modification of any terms or conditions, following the closing of the Stock Sale and the Merger and the Assignment, and each party confirms and agrees that (a) there is no fact or circumstance which, with the giving of notice or the passage of time or both, would constitute a breach or default of the Lease by any party, and (b) no default under the Lease will exist as of result of the Stock Sale, Merger or the Assignment.

3. MISCELLANEOUS.

(a) This Consent shall be binding on and inure to the benefit of each party’s successors, heirs and assigns.

(b) ROIM, RAC and Veritone each covenant and agree that under no circumstances shall Landlord be liable for any brokerage commission or other charge or expense in connection with the Assignment and this Consent, and ROIM, RAC and Veritone agree to protect, defend, indemnify and hold Landlord harmless from the same and from any cost or expense (including, but not limited to, attorney’s fees) incurred by Landlord in resisting any claim for any such brokerage commission.

(c) If any term, provision or condition contained in this Consent shall, to any extent, be invalid or unenforceable, the remainder of this Consent, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Consent shall be valid and enforceable to the fullest extent possible permitted by law.

(d) If either party commences litigation against the other relating to this Consent for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree that the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred.

(e) The terms and provisions of this Consent shall be construed in accordance with and governed by the laws of the State of California.

(f) This Consent may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute a single instrument. This Consent may be executed by a party’s signature transmitted by fax or email, and copies of this Consent executed and delivered by means of faxed or emailed copies of signatures shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon faxed or emailed signatures as if such signatures were original wet signatures. All parties hereto agree that a faxed or emailed signature page may be introduced into evidence in any proceeding arising out of or related to this Consent as if it were an original wet signature page.

IN WITNESS WHEREOF, the parties have caused this Consent to be executed by their respective authorized representatives as of the date set forth above.

LANDLORD:	ROSELLE-DUNHILL LLC,
a California limited liability company

	By:	/s/ Dennis Cruzan
	Name:	Dennis Cruzan
	Title:	Member

ROIM:	ROIM, INC.,
a Delaware corporation

By:
Its:
Title:

RAC:	ROIM ACQUISITION CORPORATION,
a Delaware corporation

By:
Its:
Title:

VERITONE:	VERITONE DELAWARE, INC.,
a Delaware corporation

By:
Its:
Title: